Exhibit 4.6
EXECUTION COPY

LOAN AGREEMENT

dated as of
July 24, 2007
between
GRUPO FINANCIERO GALICIA S.A.,
as Borrower
and
MERRILL LYNCH INTERNATIONAL,
as Lender

-ii-

LOAN AGREEMENT (this “Agreement”), dated as of July 24, 2007, between Grupo Financiero Galicia S.A., a sociedad anónima organized under the laws of the Republic of Argentina (the “Borrower”) and Merrill Lynch International, as lender (the “Lender”).
The parties hereto hereby agree as follows:
ARTICLE I
Definitions
SECTION 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Additional Amounts” has the meaning assigned to such term in Section 2.9.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.
“Agreement” has the meaning assigned to such term in the preamble hereto.
“Argentina” means the Republic of Argentina.
“Argentine Foreign Exchange Regulations” means any foreign exchange regulations issued by the Argentine National Congress, the Executive Branch of the Argentine Government, the Argentine Ministry of Economy, the Argentine Central Bank and/or any other Argentine Governmental Authority applicable to the Borrower and/or to the Term Loan.
“Argentine GAAP” means accounting principles that are generally accepted in Argentina, as in effect from time to time.
“Argentine Income Tax Law” means Argentine Law No.20,628 ordered by Decree 649/1997, as amended.
“Argentine Note” has the meaning assigned to such term in Section 2.6(a).
“Argentine Taxes” means Covered Taxes imposed or levied by or on behalf of Argentina or by or within any political subdivision thereof or any authority therein having the power to tax.
“Assignee” has the meaning assigned to such term in Section 8.4(a).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Assignee and accepted by the Borrower, in the form of Exhibit G.
“Balance” has the meaning assigned to such term in Section 2.1(c).
“Banco Galicia” means Banco de Galicia y Buenos Aires S.A, a sociedad anónima organized under the laws of Argentina.
“Borrower” has the meaning assigned to such term in the preamble hereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York, Buenos Aires, Argentina and, solely for the purpose of determining the LIBOR, London, England, are authorized or required by law to remain closed.
“Central Bank” means the Banco Central de la República Argentina, the Argentine Central Bank.
“Central Bank Accounting Rules” means the rules and regulations of the Central Bank as in effect from time to time establishing accounting principles for Argentine financial institutions.
“Change of Control” means EBA Holding S.A. shall have ceased to control at least a majority of the voting rights of the Borrower.
“Closing Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with the provisions of Section 8.2).
“Consolidated Total Assets” means, at any date, the amount set forth as activos totales on the consolidated balance sheet of a given Person and its Subsidiaries at such date, prepared in accordance with Central Bank Accounting Rules and Argentine GAAP.
“Covered Taxes” has the meaning assigned to such term in Section 2.9(a).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Dollar Equivalent” means, with respect to any monetary amount denominated in (i) Dollars, such amount, (ii) Pesos, at any time for the determination thereof, the amount of Dollars obtained by converting Pesos into Dollars at the rate of exchange used for the purchase of Dollars with Pesos as quoted by the Emerging Markets Trading Association (the “EMTA”) on its website at www.emta.org/aservices (or such other web page of EMTA where the quotation is published if this web address changes) two Business Days prior to the date of determination, at 2:00 p.m. Buenos Aires time (the “EMTA Rate”) or if such rate shall not be available, the EMTA Rate shall be determined by the Lender based on the average of exchange rates for the purchase of Dollars with Pesos as reported at the close of business two Business Days prior to the date of determination by Banco Río de la Plata S.A., Deutsche Bank S.A. and Sucursal de Citibank, N.A. Establecida en la República Argentina (or if any of such entities shall not report such quotations, by any of HSBC Bank Argentina S.A. or JP Morgan Chase Bank Buenos Aires Branch), and (iii) a currency other than Dollars or Pesos, at any time for the determination thereof, the amount of Dollars obtained by converting such other currency into Dollars at the average of the spot rates for the purchase of Dollars with such other currency, as quoted by the Lender at approximately 11:00 A.M. (New York City time), on the date of determination thereof specified herein or if the date of determination thereof is not otherwise specified herein, in each case on the date two Business Days prior to such determination.
“Dollars” or “US$” refers to lawful currency of the United States of America.
“Dollar Obligations” shall have the meaning assigned to such term in Section 2.11 hereof.
“Dollar Securities” means the Bonos del Gobierno Nacional (República Argentina) in Dollars due 2012 issued by Argentina according to the terms and conditions of Article 10 of Decree No. 905/02 and/or any other Argentine public foreign debt instruments denominated in Dollars and/or any other public or private bond or tradable security issued in Argentina and denominated in Dollars.

“Drawdown Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the Lender to make the Term Loan hereunder (including, without limitation, the Closing Date); provided that the Borrower may only make such a request once.
“Environmental Laws” refers to all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, to the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” refers to any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Event of Default” has the meaning assigned to such term in Section 7.1.
“Equity to Assets Ratio” means the ratio of (i) equity to (ii) total assets.
“First Installment” has the meaning assigned to such term in Section 2.1(b).
“First Repayment Date” has the meaning assigned to such term in Section 2.1(b).
“Funds Allocated to the Mandatory Deposit” has the meaning assigned to such term in Section 2.2(a).
“Governmental Authority” means the government of the United States of America or Argentina, as the case may be, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Hazardous Materials” refers to all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Indebtedness” means, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements and (g) all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.

“Indemnitee” shall have the meaning assigned to such term in Section 8.3(b).
“Information” shall have the meaning assigned to such term in Section 8.15.
“Investments” shall have the meaning assigned to such term in Section 6.6.
“Lender” has the meaning assigned to such term in the preamble hereto.
“LIBOR” shall mean the rate of interest which appears on Reuters screen LIBOR01 (or any equivalent successor of such page) at or about 11.00 a.m. (London time) two Business Days prior to the Reset Date for the offering of deposits in the London interbank market in Dollars for a three-month period. In the event that any such rate does not appear on such screen, LIBOR shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by the Lender and the Borrower or, in the absence of such agreement, LIBOR shall instead be the average rate per annum for the offering of deposits in the London interbank market in Dollars for a three-month period and in an amount comparable to the amount of the Balance of Lloyds TSB Bank plc and HSBC Bank plc at or about 11:00 a.m. (London time) two Business Days prior to the Reset Date. On the second Business Day prior to the Reset Day and on the second Business Day prior to the third, sixth and ninth month anniversary following the Reset Date, the Lender will determine the LIBOR applicable to the following three-month period and will notify the Borrower in writing of the applicable LIBOR.
“Licensed Financial Institution” has the meaning assigned to such term in Section 3.4.
“Lien” means, with respect to any asset, any mortgage, charge, security interest, pledge, assignment, fiduciary transfer, fideicomissa or trust, usufruct, retention right, hypothecation or similar encumbrance and any preferential arrangement having the practical effect of creating a security interest.
“Loan Documents” means this Agreement, the Mandate Letter and the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.
“Mandate Letter” means the mandate letter dated as of the date hereof, substantially in the form of Exhibit A hereto entered into between the Borrower and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
“Mandatory Deposit” means the Dollar deposit mandated by Decree Nº 616/05 of the Argentine Government (as regulated by the Argentine Ministry of Economy and the Central Bank), as amended from time to time, currently equal to 30% of the amount of foreign currency transferred into Argentina and converted into Pesos in the Argentine foreign exchange market as foreign indebtedness incurred by Argentine residents with non-Argentine residents (other than those specifically exempted foreign indebtedness transactions).
“Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole or the ability of the Borrower to perform its payment obligations under this Agreement.

“Maturity Date” has the meaning assigned to such term in Section 2.1(c).
“Net Cash Proceeds” means, with respect to any event contemplated in Section 2.8, the gross cash proceeds received from such event by the Borrower, net of all transaction costs (including, without limitation, any underwriting, brokerage or other customary commissions and other legal and advisory expenses related to such event) and related taxes.
“Non-Performing Loan Ratio”: means the ratio of (i) non-performing loans granted by Banco Galicia to (ii) total loans granted by Banco Galicia in a given period.
“Participant” has the meaning assigned to such term in Section 8.4(b).
“Payment Account” has the meaning assigned to such term in Section 2.1(d).
“Permitted Indebtedness” means any Indebtedness of the Borrower not exceeding individually and in the aggregate US$10,000,000 at any time.
“Permitted Investments” means any Investments the aggregate amount of which shall not exceed US$10,000,000 at any time.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, association, joint stock company, trust, unincorporated organization, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Peso” refers to the lawful currency of Argentina.
“Register” has the meaning set forth in Section 8.4(b)(iii).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees and agents of such Person and such Person’s Affiliates.
“Required Minimum Term” means the 365 days minimum term during which funds disbursed under financial loans granted by non-Argentine residents to Argentine residents need to remain in Argentina in accordance with Decree Nº 616/05 of the Argentine Government (as regulated by the Central Bank), as amended as of the date hereof.
“Reset Date” means the date that is 365 days from the Drawdown Date.
“Responsible Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Restricted Payments” has the meaning assigned to such term in Section 6.4.
“Scheduled Date” means the First Repayment Date or the Maturity Date, as the case may be.
“Significant Subsidiary” means, at any time with respect to the Borrower, any Subsidiary of the Borrower in which the Borrower’s and its other Subsidiaries’ proportionate share of the Consolidated Total Assets (after intercompany eliminations) of such Subsidiary exceeds 5% of the Consolidated Total Assets of the Borrower and its consolidated Subsidiaries.

“Solvent” means, with respect to any Person at any time, that (a) the fair value of the property or assets, or interest therein, of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the property or assets, or interest therein, of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in a business and is not about to engage in a business for which such Person’s property or assets, or interest therein would constitute an unreasonably small capital.
“Subsidiary” means with respect to the Borrower, any corporation, association or other business entity of which more than 50% of the voting power and/or of the capital stock thereof is at the time owned, directly or indirectly, by the Borrower or one or more of the other Subsidiaries of the Borrower or a combination thereof; provided that the term “Subsidiary” shall not include any trust established in the ordinary course of the banking activities of Banco Galicia or by or at the direction of the Borrower, other than a trust which is controlled by the Borrower, other than by virtue solely of general provisions relating to voting rights of holders of any relevant securities in their capacity as such or otherwise by virtue of any holding of a specific number or amount of any such securities.
“Take-Out Transaction” means any public offering or private placement of any debt or equity securities of the Borrower, or securities convertible or exchangeable for debt or equity securities of the Borrower.
“Term Loan” means the loan made by the Lender to the Borrower pursuant to this Agreement.
“U.S. Note” has the meaning assigned to such term in Section 2.6(b).
SECTION 1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.3 Accounting Terms; Central Bank Accounting Rules. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Central Bank Accounting Rules and/or Argentine GAAP (as the case may be); provided that if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in Central Bank Accounting Rules or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in Central Bank Accounting Rules or in the application thereof, then such provision shall be interpreted on the basis of Central Bank Accounting Rules as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II
General Provisions Applicable to Term Loan
SECTION 2.1 The Term Loan. (a) Subject to the terms and conditions provided for in this Agreement, the Lender agrees to make a Term Loan to the Borrower in an aggregate principal amount of US$80,000,000.
(b) The Borrower shall (subject to the immediately succeeding proviso) repay US$18,000,000 of the outstanding principal amount of the Term Loan (the “First Installment”) on the Reset Date; provided, however, that (i) the Borrower shall have two Business Days after such Reset Date to make such payment (the “First Repayment Date”) and (ii) if in accordance with Argentine Foreign Exchange Regulations, all or any part of the Mandatory Deposit may be released before the Reset Date, then 100% of the amounts that may be so released shall be transferred to the Lender and pledged (pursuant to customary pledge agreements to be agreed by the Borrower and the Lender) to the Lender as collateral for the Borrower’s obligations hereunder in an interest bearing account of the Lender located in New York, New York, for the benefit of the Lender, until the First Repayment Date, on which date all pledged funds deposited therein shall be used to repay the Term Loan as set forth in this Section 2.1(b) (it being understood and agreed that any excess amounts shall be transferred to the Borrower).
(c) The Borrower shall repay all the balance of the Term Loan outstanding after the payment of the First Installment (the “Balance”) on July 24, 2009 (the “Maturity Date”) or, at any other time, as otherwise required expressly hereunder.
(d) All payments of principal and interest on the Term Loan shall be made in Dollars to the account of the Lender notified to the Borrower in writing (the “Payment Account”).
SECTION 2.2 Use of Proceeds. (a) The Borrower shall apply 30% of the funds borrowed under the Term Loan on the Drawdown Date to the establishment and funding of the Mandatory Deposit relating to the Term Loan in accordance with the Argentine Foreign Exchange Regulations (the “Funds Allocated to the Mandatory Deposit”).
(b) The Borrower shall apply the remaining 70% of the funds borrowed under the Term Loan on the Drawdown Date to subscribe and pay for new shares of common stock issued by Banco Galicia pursuant to the capital increase resolved by the shareholders’ meeting of Banco Galicia held on October 11, 2006.
SECTION 2.3 Procedure for Borrowing. The Borrower shall give the Lender irrevocable notice substantially in the form attached as Exhibit F (which notice must be received by the Lender prior to 3:00 P.M., New York City time, two Business Days prior to the anticipated Drawdown Date) requesting that the Lender make the Term Loan on the Drawdown Date and specifying (i) the requested Drawdown Date and (ii) the amount to be borrowed. Upon satisfaction of the applicable conditions precedent set forth in Section 4.1, the Lender shall on the requested Drawdown Date, no later than 1:00 P.M., New York City time, make available to the Borrower, by transfer to the account of the Borrower set forth on Exhibit F hereto in New York, New York in accordance with the instructions of the Borrower, the amount of the Term Loan so requested in immediately available funds, for further credit on the same day to the account of the Borrower maintained with a Licensed Financial Institution authorized to operate in the foreign exchange market in Argentina, as set forth below.

The Borrower shall on the same day of disbursement of the Term Loan (i) exchange the proceeds thereof for Pesos through the Argentine free foreign exchange market (Mercado Único y Libre de Cambios) and credit them to an account of the Borrower maintained with a Licensed Financial Institution authorized to operate in the foreign exchange market in Argentina, as required by the Argentine Foreign Exchange Regulations, and (ii) apply the Funds Allocated to the Mandatory Deposit to the constitution of the Mandatory Deposit in accordance with the Argentine Foreign Exchange Regulations.
SECTION 2.4 Interest Rates and Payment Dates. (a) The Term Loan shall bear interest on the outstanding principal amount thereof for each day from the Drawdown Date until the Maturity Date, at a rate per annum equal to (i) 7.75% from the Drawdown Date until the Reset Date (exclusively) and (ii) LIBOR plus 3.50% from the Reset Date (inclusively) until the Maturity Date.
(b) If all or a portion of (i) any principal of the Term Loan, (ii) any interest payable thereon, or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration, or otherwise), such overdue amount shall commence to bear interest at a rate per annum equal to 2% in excess of the then applicable interest rate on the Term Loan, from the date of nonpayment until such overdue amount is paid in full.
(c) Interest on the Term Loan accrued from the Drawdown Date to the Reset Date (exclusively) shall be due and payable on the First Repayment Date. Interest on the Balance accrued from the Reset Date (inclusively) to the Maturity Date shall be due and payable on the Maturity Date. For the avoidance of doubt, it is understood and agreed that interest from the Reset Date (inclusively) until the First Repayment Date (exclusively) on the First Installment shall accrue at a rate per annum of LIBOR plus 3.50% and shall be due and payable on the First Repayment Date.
(d) In addition to the interest payments provided for in this Section 2.3, the Borrower shall pay to the Lender a fee of 0.50% of the principal amount of the Term Loan as a structuring fee to be earned and payable to the Lender on the Drawdown Date.
SECTION 2.5 Computation of Interest. (a) Interest payable pursuant hereto shall be calculated on the basis of actual days elapsed over a 360-day year.
(b) Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error. The Lender shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Lender in determining any interest rate pursuant to Section 2.4(a).
SECTION 2.6 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Term Loan shall be evidenced by (i) a pagaré evidencing the First Installment; (ii) a pagaré evidencing the Balance; (iii) a pagaré evidencing interest on the Term Loan from the Drawdown Date until the Reset Date (exclusively); and (iv) a pagaré evidencing interest on the Term Loan from the Reset Date (inclusively) until the Maturity Date (each such pagaré evidencing principal or interest, an “Argentine Note” and together, the “Argentine Notes”), each duly executed and delivered by the Borrower in substantially the form of Exhibit E-1.

Each Argentine Note issued pursuant to this Section 2.6(a) shall (i) be dated the date of the execution thereof; (ii) in the case of each Argentine Note evidencing the payment of principal, such Argentine Note shall be in a principal amount equal to each of the First Installment and the Balance; (iii) in the case of each Argentine Note evidencing payment of interest, such Argentine Note shall be in a principal amount equal to each of all interest scheduled to accrue hereunder from the Drawdown Date until the First Repayment Date (exclusively) and all interest scheduled to accrue hereunder from the First Repayment Date (inclusively) until the Maturity Date; (iv) bear interest at the default rate, in accordance with and subject to the conditions set forth in Section 2.4(b) above; (v) be payable on demand (a la vista); (vi) be non-negotiable instruments (no a la orden); and (vii) be signed by an attorney-in-fact duly acting on behalf of the Borrower, and such signature and the capacity of such attorney-in-fact shall be duly certified by an Argentine notary public. On the Drawdown Date the Borrower shall execute and deliver to the Lender an Argentine Note evidencing all interest scheduled to accrue hereunder from the Drawdown Date until the First Repayment Date (exclusively) (as contemplated in clause (iii) above) and on the First Repayment Date the Borrower shall execute and deliver to the Lender an Argentine Note evidencing all interest scheduled to accrue hereunder from the First Repayment Date (inclusively) until the Maturity Date (as contemplated in clause (iv) above). Following the First Repayment Date, and upon the request of the Lender, the Borrower shall exchange the Argentine Notes evidencing payment of interest by new Argentine Notes reflecting the amount of interest resulting from the LIBOR determined from time to time by the Lender in accordance with this Agreement. Promptly upon receipt of a new Argentine Note evidencing payment of interest, the Lender shall return the replaced Argentine Note to the Borrower marked “cancelled”. Promptly upon the payment in full or in part of any amounts due under any Argentine Note or Argentine Notes, the Lender shall return such Argentine Note or Argentine Notes to the Borrower marked “cancelled” provided, however that in the case of partial repayments, the Lender shall have previously received a new Argentine Note or Argentine Notes evidencing the amounts then outstanding. Notwithstanding the fact that each Argentine Note shall be payable on demand, the Lender shall not exercise such demand right unless and until the amounts evidenced by such Argentine Note have become due and payable in accordance with the terms of this Agreement (whether at the stated maturity, by acceleration or otherwise) and such amounts shall not have been otherwise paid by the Borrower. The Lender agrees that, notwithstanding the simultaneous existence of the U.S. Notes and the Argentine Notes, it is not entitled to recover in the aggregate any amount in excess of the unpaid amounts owing to it under this Agreement, and it will not seek to recover under (i) this Agreement and/or the U.S. Notes any amount recovered by it under the Argentine Notes and (ii) the Argentine Notes any amount recovered by it under this Agreement and/or the U.S. Notes; provided, however that:
(y) neither the execution, delivery, participation or assignment of any Argentine Note nor the commencement of any procedure (whether out-of-court or in court) in respect to, and/or the exercise of any remedy in connection with and/or the total or partial collection of, any Argentine Note, shall be deemed to be a waiver of any right of the Lender under this Agreement, or an amendment of any term or condition of this Agreement, including with respect to the governing law of this Agreement; and
(z) notwithstanding discharge in full of any Argentine Note, if the amount (including, without limitation, default interest) paid or payable to a Lender under such Argentine Note (including, without limitation, any shortfall of such amount caused by the application of Argentine Foreign Exchange Regulations) is less than the amount due and payable to the Lender in accordance with this Agreement and evidenced by such Argentine Note, the Borrower agrees, to the fullest extent it may effectively do so, to pay to the Lender upon demand such difference.
Following the repayment in part or in full of any amount due and payable under the Argentine Notes, upon written request of the Borrower, the Lender will furnish the Borrower with relevant receipts in respect of such payments.
The Lender agrees that it will reimburse the Borrower any amounts recovered under the Argentine Notes in excess of the amounts that the Lender would have been entitled to recover in accordance with Section 2.9 herein.

Upon any assignment of the Term Loan pursuant to an Assignment and Acceptance, the Borrower shall execute and deliver substitute Argentine Notes (i) to the Assignee, dated the effective date of such Assignment and Acceptance, reflecting the amount of the Term Loan so assigned and containing other appropriate insertions, and (ii) in the case of a partial assignment, also to the assigning Lender, dated the effective date of such Assignment and Acceptance, reflecting the amount of the Term Loan retained by the assigning Lender and containing other appropriate insertions. In any such case, the assigning Lender shall return any and all Argentine Notes in its possession marked “cancelled.”
(b) The Borrower’s obligation to pay the principal of, and interest on the Term Loan shall also, at the Lender’s option as notified to the Borrower in writing, be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit E-2 hereto (each such promissory note, a “U.S. Note”, and collectively, the “U.S. Notes”, and together with the Argentine Notes, the “Notes”). Each U.S. Note shall be payable to the order of the Lender, be dated the Drawdown Date and be in a stated principal amount equal to the principal of, and interest on the Term Loan then outstanding.
SECTION 2.7 Optional Prepayment of Term Loan. Subject to the expiration of the Required Minimum Term, the Borrower may at any time and from time to time prepay the Term Loan, in whole (but not in part), without premium or penalty, upon notice to the Lender by telephone (confirmed by facsimile and/or telecopy) not later than 11:00 a.m., New York City time, at least five Business Days before the date of prepayment. Such notice shall be irrevocable and shall specify the relevant prepayment date and the amount of the Term Loan to be prepaid; provided that the Borrower shall simultaneously pay all accrued interest on the Term Loan to be prepaid and all other amounts then due and payable under this Agreement.
SECTION 2.8 Mandatory Prepayment of Term Loan. Subject to the expiration of the Required Minimum Term, the Term Loan will be required to be prepaid in whole or in part, without premium or penalty, with (a) 100% of the Net Cash Proceeds from a Take-Out Transaction, (b) any dividends from Banco Galicia or any other Significant Subsidiary received by the Borrower, or (c) 100% of the Net Cash Proceeds from any sale of shares of Banco Galicia or of shares of any Significant Subsidiary owned by the Borrower (except for sales of shares executed in accordance with Section 6.3 herein), in each case, in an amount equal to the outstanding principal amount of the Term Loan (or the relevant portion of the Term Loan being prepaid) and all accrued interest due at the time of such prepayment (on the whole or the relevant portion of the Term Loan being prepaid); provided, however, that in case any of the prepayment events referred to in (a), (b) or (c) above shall take place within the Required Minimum Term, then 100% of the Net Cash Proceeds or dividends noted above and derived therefrom shall be pledged (pursuant to customary pledge agreements to be agreed by the Borrower and the Lender) in an interest bearing account of the Lender located in New York, New York, for the benefit of the Lender, until such Required Minimum Term shall have elapsed, upon which time all pledged funds deposited therein shall be used to prepay the Term Loan as set forth in this Section 2.8.
SECTION 2.9 Taxes. (a) All payments under the Loan Documents shall be made without deduction or withholding for or on account of any present or future taxes, penalties, fines, duties, assessments or other governmental charges of whatsoever nature imposed or levied by or on behalf of Argentina or any other jurisdiction from which any amount payable hereunder is paid, or by or within any political subdivision thereof or therein, or any authority thereof or therein having power to tax, excluding any tax, duty or assessment imposed on or measured by the net income or net profits of the Lender by the jurisdiction in which it is organized or the jurisdiction in which its principal office or applicable lending office is located (any such non-excluded taxes, assessments or duties, “Covered Taxes”), unless the Borrower is compelled by law to so deduct or withhold. In any such event, the Borrower shall pay such additional amounts (“Additional Amounts”) in respect of Covered Taxes as may be necessary to ensure that the amounts received by the Lender after such withholding or deduction shall equal the respective amounts that would have been receivable by the Lender in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable to or on behalf of the Lender: (i) if the Lender is liable for Argentine Taxes in respect of the Term Loan by reason of having a present or former connection with Argentina (or any political subdivision or taxing authority thereof or therein) other than the execution, delivery or performance of its obligations under this Agreement or the holding or owning of the Term Loan or the receipt of any payments in respect thereof;

(ii) in respect of Argentine Taxes that would not have been imposed but for the failure of the Lender to comply with any certification, identification, information, documentation or other reporting requirement if such compliance is required by applicable law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Argentine Taxes;
(iii) in respect of any estate, inheritance, gift, sales, transfer or similar tax, assessment or other governmental charge; or
(iv) to any Assignee in excess of the Additional Amounts that the Borrower would be obliged to pay to the Lender in accordance with the Double Taxation Treaty between Argentina and the United Kingdom, as amended from time to time.
(v) any combination of items (i) through (iv) above;
(b) The Borrower will pay promptly when due any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies that arise in Argentina from the execution, delivery or registration of this Agreement or any other Loan Document.
(c) The Lender agrees to file any certificate or document or to furnish to the Borrower any information, in each case, as reasonably requested by the Borrower, that may be necessary to establish any available exemption from, or reduction in the amount of, any taxes.
(d) If the Lender determines that it has received a credit or refund of any Covered Taxes with respect to which the Borrower has paid Additional Amounts pursuant to this Section 2.10, it shall pay over such refund to the Borrower, net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).
SECTION 2.10 Payments Generally. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or of amounts payable under Section 2.9, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim (except as expressly provided herein). All such payments shall be made to the Payment Account. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment of interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
SECTION 2.11 Currency of Payment. It is an essential condition of this Agreement that all payments hereunder are made in Dollars. The Borrower assumes and agrees to bear responsibility for any circumstance (including in particular any circumstances involving force majeure events or acts of God) occurring hereafter which may impede or make more burdensome the purchase of the specific foreign currency owed under this Agreement, and agrees, in any such event, to make use of any exchange mechanism, whether locally or abroad, that may allow it to fulfill all of its payment obligations arising from this Agreement in the agreed currency, that is, Dollars. The Borrower hereby irrevocably waives any claim that a payment in Dollars is unfeasible (including any defense under Section 1198 of the Argentine Civil Code), and acknowledges that all payment obligations to be discharged on its part as provided in this Agreement shall remain in effect and be enforceable until such time as the Lender shall receive the exact amount of Dollars payable under this Agreement except as expressly provided herein. If the Borrower shall not be able to repay on any Scheduled Date to the Payment Account the full amount of Dollars due by the Borrower on any such Scheduled Date (the “Dollar Obligations”) by virtue of any law or any Argentine Foreign Exchange Regulation in force on any Scheduled Date, or the taking of action by a Governmental Authority, which in any such case prohibits, prevents or limits the conversion of Pesos to any foreign currency or the transfer to the Payment Account of the Dollar Obligations, then the Borrower shall, during the continuance of such prohibition or restriction, pay the Dollar Obligations in Dollars at the Payment Account through the following alternative methods:
(a) through any lawful mechanism available to the Borrower on the Scheduled Date, including (i) the purchase with Pesos of any Dollar Securities, their sale by the Borrower in a foreign market for Dollars and the transfer to the Payment Account of the sale proceeds thereof in an amount equal to the Dollar Obligations, (ii) the purchase of Dollars in New York City or any other city or market in which Dollars may be purchased, with any legal tender, and (iii) any other mechanism for the acquisition of Dollars in any exchange market; or
(b) provided there is not available to the Borrower on the relevant Scheduled Date any alternative lawful mechanism to pay the Dollar Obligations at the Payment Account, then the Borrower, at the Lender’s written request, shall (i) purchase with Pesos Dollar Securities having an aggregate market price in Dollars at the time of purchase thereof at least equal to the amount of Dollar Obligations falling due on such Scheduled Date; and (ii) transfer to the Lender on the relevant Scheduled Date such acquired Dollar Securities to the securities account of the Lender outside of Argentina to be indicated by the Lender to the Borrower. The parties agree that any transfer of Dollar Securities to the Lender under this Section shall be made pro solvendo, and shall therefore not involve or be construed as a payment of any outstanding obligations hereunder, but shall only create a security interest for the benefit of the Lender over the transferred Dollar Securities to secure payment of the Dollar Obligations payable on the relevant Scheduled Date, until the Lender can sell such Dollar Securities for Dollars, and then apply the resulting sale proceeds to the payment of the Dollar Obligations. Such sale by the Lender shall take place no later than two (2) Business Days following the date of transfer of the Dollar Securities to the Lender in a New York market, or if the Dollar Securities are not traded in New York, in any other foreign market of the election of the Lender, acting reasonably. If the sale proceeds of the Dollar Securities is less than the amount of the payable Dollar Obligations (including interest thereon accrued until the date of sale of the Dollar Securities in accordance with this Agreement), then the Borrower shall transfer to the Lender within two (2) Business Days of the Lender’s written request such additional quantity of Dollar Securities that shall permit the Lender to collect the full Dollar amount of such Dollar Obligations through the sale of such additional Dollar Securities. If at any time the aggregate amount of the sale proceeds of the Dollar Securities transferred to the Lender by way of security under this Section is higher than the payable Dollar Obligations, then (i) provided an Event of Default shall not have occurred and be continuing, the Lender shall promptly return the applicable excess to the Borrower; or (ii) provided an Event of Default shall have occurred and be continuing, the Lender shall be authorized to set-off (so long as in accordance with Section 8.8 hereof) and apply the resulting excess against and on account of any other outstanding obligations of the Borrower hereunder.
(c) No payment method under this Section shall be deemed to constitute payment of the applicable obligation until receipt by the Lender at the Payment Account of the full amount of Dollars due in respect thereof. All reasonable costs, expenses and taxes payable in connection with compliance with this Section shall be exclusively borne by the Borrower.

(d) Nothing in this Section 2.11 shall be construed to entitle the Borrower to refuse to make payments hereunder in Dollars in the Payment Account as and when due for any reason whatsoever (other than full and final payment indefeasibly in cash in Dollars of all amounts due under the Loan Documents), including, without limitation, any of the following: (a) the purchase of Dollars in Argentina by any means becomes more onerous or burdensome for the Borrower than as of the date of this Agreement, or (b) the exchange rate in force in Argentina increases significantly from that in effect as of the date of this Agreement.
ARTICLE III
Representations and Warranties
The Borrower represents and warrants to the Lender that as of the date of this Agreement and as of the Drawdown Date:
SECTION 3.1 Organization; Powers. The Borrower and each of its Significant Subsidiaries is a sociedad anónima duly organized and validly existing under the laws of Argentina, and the Borrower and each of its Significant Subsidiaries has all requisite power and authority to conduct its business and to perform its obligations under the Loan Documents.
SECTION 3.2 Authorization; No Conflicts. The execution, delivery and performance by the Borrower of the Loan Documents are within the Borrower’s powers and authority, and such action has been duly authorized by all necessary corporate and shareholder action (if any) on the part of the Borrower, and such execution, delivery and performance does not violate or constitute a default under (A) the Borrower’s organizational documents or (B) any material law, rule or regulation of a Governmental Authority having jurisdiction over the Borrower or any material agreement binding on the Borrower or any Subsidiary (including, without limitation, Banco Galicia).
SECTION 3.3 Enforceability. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to (i) applicable bankruptcy, fraudulent transfer, moratorium, insolvency and other similar laws affecting creditors’ rights generally, (ii) general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at law and (iii) an implied covenant of good faith and fair dealing.
SECTION 3.4 Governmental and Other Approvals. No license, consent, authorization or approval or other action by, or notice to or filing or registration with, any Governmental Authority (including any foreign exchange approval), and no other third-party consent or approval, is necessary for the due execution, delivery and performance by the Borrower of the Loan Documents, or for the use of proceeds thereof, or for the legality, validity or enforceability thereof against the Borrower, except for: (i) the registration with the Central Bank of the disbursement of the Term Loan to the Borrower or payments by the Borrower under this Agreement, through the furnishing of the relevant forms to a financial institution licensed under Argentine Law No. 21,526, as amended (a “Licensed Financial Institution”) authorized to operate in the foreign exchange market in Argentina, all in accordance with Decree No. 616/05 and its implementing regulations, in each case as amended and/or supplemented, (ii) the conversion by the Borrower of the proceeds of the Term Loan for Pesos through the Argentine free foreign exchange market (Mercado Único y Libre de Cambios) and the credit of the relevant Peso amounts to a bank account of the Borrower in Argentina, in each case as required by (and within the periods set forth in) Communication “A” 3712 of the Central Bank, as amended and/or supplemented, (iii) application by the Borrower of the Funds Allocated to the Mandatory Deposit to the constitution of the Mandatory Deposit in accordance with the Argentine Foreign Exchange Regulations, (iv) the lapse of 365 calendar days (counted from the date of settlement in the Argentine free foreign exchange market

(Mercado Único y Libre de Cambios) of the proceeds of the Term Loan, in accordance with the Argentine Foreign Exchange Regulations in effect from time to time) before any payment or reimbursement (whether at scheduled maturity, upon acceleration or otherwise) may be made by the Borrower under this Agreement or the Notes (other than scheduled interest payments pursuant to the relevant provisions of Communication “A” 4177 of the Central Bank, as amended and/or supplemented), (v) after the lapse of the term mentioned in the preceding item (iv), compliance by the Borrower with the relevant provisions of Communication “A” 4177 of the Central Bank, as amended and/or supplemented, in connection with any payment or prepayment made in accordance with the terms set forth in this Agreement, (vi) compliance by the Borrower with the conditions set forth in Communication “A” 4643, as amended and/or supplemented, pursuant to which the Borrower can only access the Argentine free foreign exchange market (Mercado Único y Libre de Cambios) in order to make scheduled interest payments, with respect to interest accrued (x) as of the date of settlement of the disbursement proceeds through the Argentine free foreign exchange market (Mercado Único y Libre de Cambios), or (y) as of the date of disbursement, if proceeds thereof have been credited to an account of a Licensed Financial Institution abroad (cuenta de corresponsalía) within 48 business hours from such disbursement, and (vii) compliance by the Borrower with the periodic information requirements set forth in Communication “A” 3602 of the Central Bank, as amended and/or supplemented.
SECTION 3.5 Compliance with Law. The Borrower and each of its Significant Subsidiaries (including, without limitation, Banco Galicia) is in compliance with all applicable laws, except to the extent that any violation of any thereof could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.6 Properties. The Borrower and each of its Significant Subsidiaries (including, without limitation, Banco Galicia) has good and sufficient title to its properties and assets, except to the extent that any imperfection of title could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.7 Environmental Matters. Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Significant Subsidiaries (including, without limitation, Banco Galicia) (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 3.8 No Liens. (a) There are no existing Liens on the shares of capital stock of Banco Galicia currently held by the Borrower and (b) the shares of capital stock of Banco Galicia to be purchased by the Borrower with the proceeds of the Term Loan shall not be, at the time of purchase thereof, subject to any Liens (other than Liens arising by operation of law or resulting from a court order).
SECTION 3.9 Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Borrower, threatened by or against or affecting the Borrower or any of its Significant Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents to which it is a party or any of the transactions contemplated hereby or thereby, or (b) that could otherwise reasonably be expected to have a Material Adverse Effect.
SECTION 3.10 Taxes. The Borrower and each of its Significant Subsidiaries (including, without limitation, Banco Galicia) has filed, or caused to be filed, all material tax returns required to be filed by it, and has paid or caused to be paid all taxes, assessments, fees and other charges due and payable by it, other than any such liabilities (a) that are being contested in good faith and by appropriate proceedings, (b) for which adequate reserves with respect thereto have been established in accordance with Argentine GAAP or (c) the failure to pay and discharge could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11 Proper Legal Form. Subject to exceptions contained in the legal opinion of Argentine counsel to the Borrower delivered on the Closing Date, the Loan Documents are in proper legal form for the enforcement thereof against the Borrower under the laws of Argentina; and to ensure the legality, validity, enforceability or admissibility in evidence of the Loan Documents in Argentina, it is not necessary that this Agreement or any other document be filed or recorded with any court or other authority in Argentina.
SECTION 3.12 Investment Company Act. The Borrower is not an “investment company” subject to regulation under the U.S. Investment Company Act of 1940, as amended.
SECTION 3.13 Financial Statements. (a) The consolidated financial statements of the Borrower as of December 31, 2006, 2005 and 2004 and for each of the fiscal years ended on such dates have been prepared in accordance with Argentine GAAP and Central Bank Accounting Rules and fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries (including, without limitation, Banco Galicia) as of such dates and for such periods.
(b) The non-consolidated financial statements of the Borrower as of December 31, 2006, 2005 and 2004 and for each of the fiscal years ended on such dates have been prepared in accordance with Argentine GAAP and Central Bank Accounting Rules and fairly present in all material respects the financial condition of the Borrower as of such dates and for such periods.
(c) The consolidated financial statements of the Borrower as of March 31, 2007 and 2006 and for the three-month periods ended on such dates have been prepared in accordance with Argentine GAAP and Central Bank Accounting Rules and fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of such dates and for such periods (subject to year-end audit adjustments).
(d) The consolidated financial statements of Banco Galicia as of (i) December 31, 2006, 2005 and 2004 and for each of the fiscal years ended on such dates and (ii) March 31, 2007 and 2006 and for the three-month periods ended on such dates have been prepared in accordance with Argentine GAAP and Central Bank Accounting Rules and fairly present in all material respects the financial condition of Banco Galicia and its consolidated Subsidiaries as of such dates and for such periods.
SECTION 3.14 No Change. Since March 31, 2007, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
SECTION 3.15 No Default. Neither the Borrower nor or any of its Significant Subsidiaries (including, without limitation, Banco Galicia) is in default under or with respect to any of its contractual obligations in any respect that could reasonably be expected to have a Material Adverse Effect.
SECTION 3.16 Accuracy of Information. No statement or information contained in this Agreement or any other Loan Document furnished by the Borrower to the Lender for use in connection with the transactions contemplated by this Agreement or the other Loan Documents contained as of the date such statement, information, document or certificate was so furnished, contains any untrue statement of a material fact or has omitted to state a material fact necessary to make the statements contained herein or therein not misleading.

SECTION 3.17 Solvency. The Borrower is, and after giving effect to the incurrence of the Term Loan, will be Solvent.
SECTION 3.18 Indebtedness. As of June 30, 2007, the Borrower has no Indebtedness other than the Indebtedness detailed in Schedule 3.17. Since June 30, 2007, there has not been any material change in the Indebtedness of the Borrower.
ARTICLE IV
Conditions
SECTION 4.1 Conditions to Closing Date . The agreement of the Lender to make the Term Loan is subject to the satisfaction of the following conditions (or waiver in accordance with the provisions hereof):
(1)	Loan Agreement. The Lender (or its counsel) shall have received this Agreement (or a counterpart hereof), duly executed and delivered by the the Borrower and the Lender.

(2)	Notes: The Lender (or its counsel) shall have received the Notes as provided under Section 2.6. hereof.

(3)
Mandate Letter. The Lender (or its counsel) shall have received the Mandate Letter (or a counterpart hereof), duly executed and delivered by the Borrower and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

(4)
Closing Certificate. The Lender (or its counsel) shall have received a certificate, substantially in the form of Exhibit B, dated the Closing Date and signed by a Responsible Officer of the Borrower, with appropriate insertions and attachments (including the constitutive documents of the Borrower, certified board resolutions of the Borrower, authorizing the execution, delivery and performance of each Loan Document and the corresponding power of attorney of the Borrower) and confirming that (i) the representations and warranties of the Borrower set forth herein are true and correct in all material respects (as of the relevant dates made) and (ii) no Default or Event of Default shall have occurred and be continuing under this Agreement. The documents attached to the certificate to be delivered by the Borrower shall be certified by an Argentine notary public.

(5)
Governmental Approvals. The Lender (or its counsel) shall have received certified copies of all governmental authorizations, approvals and consents, required (if any) in connection with the execution, delivery and performance of this Agreement, all of which shall be in full force and effect.

(6)
Legal Opinions. The Lender (or its counsel) shall have received a legal opinion (addressed to the Lender (as of the Closing Date) and dated the Closing Date) of (i) White & Case LLP, special New York counsel for the Borrower, substantially in the form of Exhibit C, and (ii) M. & M. Bomchil, special Argentine counsel to the Borrower, substantially in the form of Exhibit D.

(7)
Process Agent. The Lender (or its counsel) shall have received evidence that (i) a process agent has been appointed to act as the Borrower’s agent for service of process pursuant to this Agreement and (ii) such process agent has accepted such appointment.

(8)
Fees. Evidence of payment by the Borrower of all documented reasonable fees and expenses of the Lender, including the reasonable fees and expenses of counsel to the Lender, in connection with the negotiation, preparation, execution and delivery of the Loan Documents and the making of the Term Loan (subject, in each case, to any capped fee arrangement or similar limitation, including, without limitation, Section 8.3 hereof).

ARTICLE V
Affirmative Covenants
Until all principal of and interest on the Term Loan, and all other amounts owing hereunder and under the other Loan Documents have been paid in full (other than any indemnity obligation which has not given rise to any outstanding claim), the Borrower covenants to and agrees with the Lender that:
SECTION 5.1 Compliance with Argentine Foreign Exchange Regulations. The Borrower undertakes to:
(1)	Utilize the proceeds of the Term Loan in accordance with, and following the proceedings set forth by, any and all applicable Argentine Foreign Exchange Regulations; and

(2)
(a) register the disbursement of the Term Loan, and each payment made by it under the Loan Documents, with the Central Bank in accordance with Decree No. 616/05 and its implementing regulations, (b) register this Agreement as “foreign indebtedness” pursuant to Communication “A” 3602 of the Central Bank; (c) periodically deliver the information required by, or necessary for it to comply with, Communication “A” 3602 of the Central Bank, as amended and/or supplemented; and (d) within the applicable time periods, provide such information, fill such forms, execute such declarations and file such documentation as required by, and comply with all regulations of, the Central Bank, comply with other Argentine Foreign Exchange Regulations and any successor regulations or laws, and take all necessary action, in order to be able to comply with its payment obligations under the Loan Documents.

SECTION 5.2 Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Lender:
(1)
as soon as available and in any event within 90 days after the end of each fiscal year, the audited consolidated and non-consolidated financial statements of the Borrower and its Significant Subsidiaries for such fiscal year, including the annual audited consolidated balance sheet and the related consolidated statements of income and cash flows, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with Argentine GAAP and Central Bank Accounting Rules, which financial statements shall present fairly in all material respects the consolidated financial condition of the Borrower and its Significant Subsidiaries as at the end of the relevant fiscal year and the consolidated results of the operations of the Borrower during such fiscal year, certified in each case by PricewaterhouseCoopers or other independent public accountants of internationally recognized standing;

(2)
as soon as available and in any event within 60 days after the end of each fiscal quarter, the consolidated and non-consolidated unaudited financial statements of the Borrower and of its Significant Subsidiaries for the portion of the fiscal year then ended, including its unaudited consolidated balance sheet and the related consolidated statements of income and cash flows, in each case for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the comparable portion of the previous fiscal year, prepared in accordance with Argentine GAAP and Central Bank Accounting Rules (subject to year-end audit adjustments), which financial statements shall present fairly in all material respects the consolidated financial condition of the Borrower and its Significant Subsidiaries as at the end of such period and the consolidated results of operations of the Borrower during such period, certified by the chief executive officer or other Responsible Officer of the Borrower; and

(3)
concurrently with any delivery of financial statements under clause (1) or (2) above, a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.11. on the date of such financial statements and certifying as to whether a Default or Event of Default has occurred and is continuing, and if any Default exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

SECTION 5.3 Notices of Material Events. The Borrower will furnish written notice to the Lender promptly after obtaining actual knowledge of the following:
(1)
any Event of Default, which notice will be signed by a Responsible Officer of the Borrower, describing such Event of Default and the steps that the Borrower has taken or proposes to take in connection therewith;

(2)
any litigation, action or proceeding pending against the Borrower or its Subsidiaries (including, without limitation, Banco Galicia) before any Governmental Authority which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(3)	any other event involving the Borrower or its Subsidiaries (including, without limitation, Banco Galicia) that could reasonably be expected to have a Material Adverse Effect; and

(4)
from time to time, such additional information regarding the financial position or business of the Borrower and its Subsidiaries (including, without limitation, Banco Galicia) as the Lender may reasonably request.

SECTION 5.4 Maintenance of Existence. The Borrower will, and will cause each of its Significant Subsidiaries to (a) preserve, maintain and keep in full force and effect its legal existence (except for transactions not prohibited by Section 6.7), its qualification to do business in each jurisdiction in which it conducts business and the rights, licenses, permits, privileges and franchises necessary in the normal course of its business; provided that nothing shall prohibit the loss of any such qualification, right, privilege or franchise which could not reasonably be expected to have a Material Adverse Effect and (b) comply with all of its contractual obligations, except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.
SECTION 5.5 Governmental Authorizations. The Borrower will, and will cause each of its Significant Subsidiaries to, duly obtain and maintain in full force and effect all governmental authorizations, approvals and consents, and make all filings and registrations with any Governmental Authority, which are necessary under any applicable law or regulation for the operation of their respective businesses and for the execution, delivery and performance of the Loan Documents, unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.6 Payment of Obligations and Taxes. The Borrower and its Significant Subsidiaries, taken as a whole, will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, including material tax obligations, except where the amount or validity thereof is contested in good faith by appropriate proceedings and reserves with respect thereto are established in conformity with Central Bank Accounting Rules on the books of the Borrower or the failure of which could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.7 Maintenance of Properties. The Borrower will, and will cause each of its Significant Subsidiaries to, maintain and preserve all property necessary in its respective businesses in good working order and condition, ordinary wear and tear excepted, except in each case when the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.8 Transactions with Affiliates. The Borrower will, and will cause its Significant Subsidiaries to, engage in transactions with Affiliates only on terms and conditions that are substantially as favorable to the Borrower or such Subsidiary, as the case may be, as the terms and conditions which would apply in a similar transaction with a Person that is not an Affiliate.
SECTION 5.9 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Significant Subsidiaries to, keep proper books of record and account in which true and correct entries shall be made in conformity with Central Bank Accounting Rules and/or Argentine GAAP, as the case may be, in all material respects. The Borrower will, and will cause each of its Significant Subsidiaries to, permit any representatives of and designated by the Lender, upon reasonable prior written notice and at its sole cost and expense, to examine its books of record and to discuss its affairs and finances with its principal officers, all at such reasonable times during business hours and at such reasonable interests as the Lender may reasonably request and subject in all cases to the confidentiality conditions set forth herein.

SECTION 5.10 Compliance with Laws and Regulations. The Borrower will, and will cause each of its Significant Subsidiaries to, comply with all laws of any Governmental Authority (including, without limitation, the Central Bank’s regulations) applicable to it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower will, and will cause each of its Significant Subsidiaries to, comply with all of the liquidity and capital ratios set forth by the Central Bank and/or the Superintendency of Insurance Companies, as the case may be.
SECTION 5.11 Equity to Assets Ratio of the Borrower. The Borrower shall ensure that, on the last day of each fiscal quarter of the Borrower, the Equity to Assets Ratio of the Borrower on a non-consolidated basis is equal to or greater than 80.0%.
SECTION 5.12 Acquisition of Banco Galicia Shares. The Borrower shall (i) within five Business Days from the expiration of the applicable preemptive right period, furnish to the Lender written evidence satisfactory to the Lender, that the Borrower has subscribed for an amount of common shares of Banco Galicia in respect of the capital increase resolved by the shareholders’ meeting of Banco Galicia held on October 11, 2006, at least equal to the amount of such common shares to which the Borrower is entitled as a result of its preemptive rights and (ii) within three months from the date of the Agreement, furnish to the Lender written evidence satisfactory to the Lender, of the registration with the Public Registry of Commerce (“Registro Público de Comercio”) of the City of Buenos Aires of the capital increase resolved by the shareholders’ meeting of Banco Galicia held on October 11, 2006.
ARTICLE VI
Negative Covenants
Until the principal of and interest on the Term Loan, and all other amounts owing hereunder and under the other Loan Documents, have been paid in full (other than any indemnity obligation which has not given rise to any outstanding claim), the Borrower covenants to and agrees with the Lender that:
SECTION 6.1 Limitation on Indebtedness. The Borrower will not issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
(a) Indebtedness of the Borrower pursuant to any of the Loan Documents;
(b) Indebtedness of the Borrower to the extent the net proceeds thereof are used to prepay in full the Term Loan; and
(c) Permitted Indebtedness, or any Indebtedness existing as of the date of this Agreement and detailed in Schedule 3.17.
SECTION 6.2 Limitation on Liens. The Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property (including, without limitation, the shares of common stock of Banco Galicia or of any its Significant Subsidiaries owned by the Borrower), whether now owned or hereafter acquired, except (i) Liens for taxes, assessments and other governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower in conformity with Central Bank Accounting Rules, (ii) purchase money Liens (to the extent such Liens attach concurrently or within 90 days of the purchase of the relevant asset, (iii) any Lien on property acquired and existing as of the date of acquisition thereof, (iv) any statutory Lien, (v) any mechanic’s, workman’s or other Lien arising in the ordinary course of business and (vi) any easement or immaterial imperfection of the title of property owned by the Borrower; provided, further, that subject to the exceptions contemplated above, the Borrower will not create, incur, assume or suffer to exist any Lien upon any stock of Banco Galicia.

SECTION 6.3 Sales and Leasebacks. The Borrower will not enter into any arrangement with any Person providing for the leasing by the Borrower of real or personal property that has been or is to be sold or transferred by the Borrower to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower. In addition, the Borrower will not sell, transfer, lease or otherwise dispose of all or a portion of its shares in Banco Galicia or in any Significant Subsidiary at any time for an aggregate value which exceeds US$10,000,000.
SECTION 6.4 Restricted Payments. The Borrower will not declare or pay any dividend (other than dividends payable solely in common stock of the Borrower) on, or redeem, purchase or otherwise acquire or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any capital stock of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower (collectively, “Restricted Payments”), except that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may purchase the Borrower’s common stock or common stock options from present or former officers or employees of the Borrower or any of its Subsidiaries upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this paragraph (b) after the date hereof (net of any proceeds received by the Borrower after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed US$10,000,000.
SECTION 6.5 Capital Expenditures. The Borrower will not make any capital expenditures exceeding US$2,000,000 in the aggregate in each calendar year.
SECTION 6.6 Investments. The Borrower will not make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to any assets constituting a business unit of, or make any other investment in, any Person other than a Subsidiary (all of the foregoing, “Investments”), except Permitted Investments.
SECTION 6.7 Fundamental Changes. The Borrower will not, and will not permit any of its Significant Subsidiaries to (a) sell, transfer, lease or otherwise dispose of all or substantially all of its assets (whether now owned or hereafter acquired and whether in a single transaction or in a series of transactions, related or otherwise) or (b) merge with or into, or convey, transfer to, any Person unless (i) the Borrower is the surviving entity or such Person assumes the obligations of the Borrower under this Agreement or in the case of merger or transfer of a Significant Subsidiary, the Borrower continues to control such Significant Subsidiary immediately after giving effect to such merger or transfer and (ii) immediately after giving effect to such proposed transaction, no Default or Event of Default would exist.
SECTION 6.8 Restrictive Agreements. The Borrower will not, and will not permit any of its Significant Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement, other than those in effect on the date hereof, that prohibits, restricts or imposes any condition upon the ability of any Significant Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Significant Subsidiary of the Borrower or to guarantee Indebtedness of the Borrower or any other Significant Subsidiary of the Borrower, provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by this Agreement and (ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, but only if such restrictions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

SECTION 6.9 Arm’s Length Transactions. The Borrower will not, and will not permit any Significant Subsidiaries to, enter into any transaction with any Person except in the ordinary course of business, on ordinary commercial terms and on the basis of arm’s length agreements, or enter into any transaction whereby the Borrower or any such Significant Subsidiary (as the case may be) would pay more than the ordinary commercial price for any purchase or would receive less than the full price (subject to normal trade discounts and prevailing market conditions) for its products or services.
ARTICLE VII
Events of Default
SECTION 7.1 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(1)
the Borrower shall fail to pay any principal of, or interest on, the Term Loan, or any other amount payable hereunder or under the other Loan Documents, on the date the same becomes due and payable in accordance with the terms hereof or thereof, and such failure shall continue for a period of seven days (in the case of principal) or fourteen days (in the case of interest or such other amounts, if any);

(2)
any representation or warranty made by the Borrower in this Agreement or which is contained in any certificate or document furnished in connection with this Agreement shall prove to have been incorrect or misleading in any material respect on or as of the date made;

(3)
the Borrower shall fail to perform or observe any covenant or agreement contained in this Agreement (other than as provided in paragraphs (1) and (2) above) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the date on which written notice thereof has been received by the Borrower from the Lender;

(4)
at any time following the Closing Date, the Borrower or any Significant Subsidiary shall fail to pay when due interest on or principal of any Indebtedness of the Borrower or such Significant Subsidiary, as applicable, in an aggregate amount due and payable of at least the Dollar Equivalent of US$1,000,000 and such failure shall continue after the grace period, if any, applicable thereto; or any other event of default shall occur under any agreement or instrument relating to any Indebtedness the aggregate principal amount of which is at least the Dollar Equivalent of US$1,000,000 which results in the acceleration of the maturity thereof;

(5)	the Borrower or any Significant Subsidiary shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;

(6)
(i) a court having jurisdiction enters a decree or order for (A) relief in respect of the Borrower or any Significant Subsidiary in an involuntary case under Argentine Law No. 21,526, as amended, Argentine Law No. 24,522, as amended, or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or (B) appointment of an administrator, receiver, trustee or intervenor for the Borrower or any Significant Subsidiary for all or substantially all of the property of the Borrower or any Significant Subsidiary or (ii) the Central Bank orders a temporary, total or partial suspension of the activities of the Borrower or any Significant Subsidiary pursuant to Article 49 of the charter of the Central Bank or a reorganization of the Borrower or any Significant Subsidiary pursuant to Article 35 bis of Argentine Law No. 21,526, as amended, or a “plan de regularización y saneamiento” of the Borrower or any Significant Subsidiary pursuant to Article 34 of Argentine Naw No. 21,526, as amended;

(7)
the Borrower or any Significant Subsidiary (i) commences a voluntary case under Argentine Law No. 21,526, as amended, Argentine Law No. 24,522, as amended, or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) applies for or consents to the appointment of or taking possession by an administrator, receiver, trustee or intervenor for the Borrower or any Significant Subsidiary for all or substantially all of the property of the Borrower or any Significant Subsidiary (iii) effects any general assignment for the benefit of creditors, or (iv) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts described in subsection (6) above or this subsection (7) (including, without limitation, the execution of an “acuerdo preventivo extrajudicial” under Argentine Law No. 24,522 as amended);

(8)
a law is passed, a final order is made or an effective resolution passed for the winding-up, liquidation or dissolution of the Borrower, or the Borrower shall apply or petition for a winding-up or dissolution order in respect of itself or shall cease to carry on all or substantially all of its business or operations (in each case except (i) for the purpose of and followed by a reconstruction, amalgamation, reorganization, merger or consolidation, on terms approved by the Lender or (ii) pursuant to a transaction, reconstruction, amalgamation, reorganization, merger, consolidation or other transaction not prohibited by Section 6.7), and in each case any winding up, dissolution or liquidation proceedings resulting from the taking of such corporate action remains undismissed for 60 days;

(9)
A judgment is or judgments are rendered against the Borrower in an aggregate amount of US$5,000,000 (or its equivalent in other currencies) or more and shall remain unsatisfied, undischarged and in effect for a period of 30 consecutive days without a stay of execution, unless the same is adequately bonded or is being contested by appropriate proceedings properly instituted and diligently conducted and, in either case, such process is not being executed against assets thereof;

(10)
Any license, consent, authorization, registration or approval at any time necessary to enable the Borrower to comply with any of its obligations under the Loan Documents shall be revoked, withdrawn or withheld or shall be modified or amended in a manner materially prejudicial, in the sole opinion of the Lender, to the interests of the Lender hereunder;

(11)
(i) Any Argentine Governmental Authority shall impose exchange controls (other than any such controls in existence on the date of this Agreement) further materially and adversely affecting or restricting the making of payments in Dollars in respect of Indebtedness; or (ii) any Argentine Governmental Authority shall take any action to condemn, seize, nationalize or appropriate any substantial portion of the property or assets or interest therein of the Borrower or any of its Significant Subsidiaries (with or without the payment of compensation), if such action referred to in this clause (ii) has a Material Adverse Effect; or (iii) any action is taken by an Argentine Governmental Authority, including the declaration of a moratorium on payment of any Indebtedness, that has an adverse effect on (A) the likelihood of repayment of the Term Loan, (B) the schedule of payments of the Borrower hereunder or under the Note, (C) the currency in which the Borrower may pay its obligations or (D) the availability of Dollars or any other foreign currency; or (iv) the Borrower shall voluntarily or involuntarily participate or take any action to participate in any facility or exercise involving the rescheduling of its debts or the alteration of the currency in which it may pay its obligations (except to the extent applicable by the governing documents);

(12)	it becomes unlawful for the Borrower to perform or comply with its payment obligations hereunder;

(13)
this Agreement, or any other Loan Document shall, for any reason, cease to be in full force and effect in accordance with its terms, or the Borrower shall deny that it has any further liability or obligation hereunder or thereunder;

(14)	a Change of Control shall have occurred;

(15)
on the last day of each fiscal quarter of Banco Galicia, (i) the Non-Performing Loan Ratio of Banco Galicia is higher than 5.0% or (ii) the non-performing loans of Banco Galicia are not provisioned in accordance with Central Bank’s regulations. Concurrently with the delivery of the information concerning the abovementioned ratios to the Central Bank as periodically required by the Central Bank’s regulations, the Borrower will deliver to the Lender a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculations required to establish whether Banco Galicia was in compliance with the requirements of this Section at any given time and certifying as to whether a Default or Event of Default has occurred and is continuing.

then the Lender shall be entitled to, by written notice to the Borrower, declare that the Term Loan then outstanding to be immediately due and payable; provided that in the case of any of the Events of Default described in paragraphs (5) and (6) above with respect to the Borrower, the Term Loan shall, without any notice to the Borrower or any other act by any Person, become immediately due and payable; and provided, further that in the case of an Event of Default as a result of a Change of Control a payment of US$1,680,000 shall be payable to the Lender. Upon any such declaration of acceleration, the principal of the Term Loan so accelerated and the interest accrued thereon and all other amounts payable with respect to such Term Loan shall become and be immediately due and payable.

ARTICLE VIII
Miscellaneous
SECTION 8.1 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(1)	if to the Borrower:
Grupo Financiero Galicia S.A.
Perón 456 2° Floor (C1038AAJ)
Buenos Aires, Argentina
Attention: Pedro Richards — Managing Director / José Luis Gentile — Financial and
Accounting Manager / Pablo Firvida — VP Investor Relations
Telephone: (54 11) 4331-9183
with a copy to:
White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Attention: Tomer Pinkusiewicz, Esq.
Telephone: 212 819 8871; and
(2)	if to the Lender (in addition to any notice sent by mail, a copy of such notice is to be emailed to the address provided below):
Merrill Lynch International
Treasury Building
Lower Grand Canal Street
Dublin 2
Telephone: 44 (0) 207 106 6302
E-mail: Distr@exchange.uk.ml.com
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Jaime Mercado, Esq.
Telephone: 212-455-2502

(b) Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 8.2 Waivers; Amendments. (a) No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender under this Agreement are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
(b) Neither this Agreement, nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.
SECTION 8.3 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender, in connection with the preparation and administration of this Agreement (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by Lender, including the reasonable fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loan made hereunder, or in connection with any amendments, modifications or waivers of the provisions hereof, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations (at the relevant time) in respect of such Term Loan. Any expenses contemplated in clause (i) above shall not at any time exceed US$150,000 (with the Lender assuming its obligation to pay of any excess amount).
(b) The Borrower shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or the consummation of the transactions contemplated herein or (ii) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(c) To the extent permitted by applicable law, neither the Borrower nor the Lender shall assert, and hereby waives, any claim against the other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, or the Term Loan or the use of the proceeds thereof.
(d) All amounts due under this Section shall be payable not later than 30 days after written demand therefore.
SECTION 8.4 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (each, an “Assignee”), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) the Lender may not assign or otherwise transfer its rights or obligations hereunder without the prior written consent of the Borrower provided, however that such prior consent will not be required if an Event of Default has occurred and is continuing. Assignments of all or a portion of the Lender’s rights and obligations under this Agreement will be done by means of Assignment and Assumptions as per the form attached as Exhibit G hereto. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, and their respective Assignees, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) The Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of the Term Loan); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and the Participant shall have no rights hereunder. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver to (A) reduce the principal amount of the Term Loan or reduce the rate of interest thereon or (B) postpone the scheduled date of payment of the principal amount of the Term Loan, or any interest thereon, or reduce the amount of, waive or excuse any such payment. Subject to paragraph (c) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.9 to the same extent as if it were a Lender and had acquired its interest by assignment. To the extent permitted by law, each Participant shall also be entitled to the benefits of Section 8.8 as though it were a Lender.
(c) A Participant shall not be entitled to receive any greater payment under Section 2.9 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. In addition, the Borrower shall not be required to compensate both the Participant and the Lender at the same time.
(d) No Assignee shall be entitled to the benefits of Section 2.9 in excess of the benefits that the Lender would be entitled to receive thereunder in accordance with the Double Taxation Treaty between Argentina and the United Kingdom if such Assignee fails to comply with Section 2.9(c).

(e) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for the Lender as a party hereto.
SECTION 8.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Term Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Term Loan or any fee or any other amount payable under this Agreement or the other Loan Documents is outstanding and unpaid. The provisions of Sections 2.9 and 8.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loan or the termination of this Agreement or any provision hereof.
SECTION 8.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. From and after the Closing Date, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 8.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 8.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender is hereby authorized, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or any of its Affiliates to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and payable to the Lender under this Agreement, irrespective of whether or not the Lender shall have made any demand under this Agreement. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.
SECTION 8.9 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. To the extent that the Borrower may be entitled to the benefit of any provision of law requiring the Lender in any suit, action or proceeding brought in a court of Argentina or other jurisdiction arising out of or in connection with any Loan Document or the transactions contemplated hereby, to post security for litigation costs or otherwise post a performance bond or guaranty (“cautio judicatum solvi” or “excepción de arraigo”), or to take any similar action, the Borrower hereby waives such benefit, in each case to the fullest extent now or hereafter permitted under the laws of Argentina or, as the case may be, such other jurisdiction.
(d) The Borrower irrevocably appoints CT Corporation Systems, with an office in New York City at 111 Eighth Avenue, New York, New York 10011, United States, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City. The Borrower agrees that service of process in respect of it upon such agent, together with written notice of such service, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. The Borrower agrees that the failure of such agent to give notice to it of any such service of process shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason such agent shall cease to be available to act as such, the Borrower agrees to designate a new agent in New York City, on the terms and for the purposes of this Agreement. Nothing herein shall in any way be deemed to limit the ability to serve any such legal process in any other manner permitted by law or to obtain jurisdiction over the Borrower or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by applicable law.
(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 8.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.11 Judgment Currency. The Borrower’s obligations hereunder to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Lender of the full amount of Dollars expressed to be payable to the Lender under this Agreement. The obligation of the Borrower to make payments in Dollars as aforesaid shall be enforceable as an alternative or additional cause of action for the purpose of recovery in Dollars of the amount, if any, by which such actual receipt shall fall short of the full amount of Dollars expressed to be payable in respect of the principal of and interest on any Notes and any other amounts due hereunder, and shall not be affected by judgment being obtained for any other sums due under this Agreement. The Borrower waives the right to invoke any defense of payment impossibility (including any defense under Section 1198 of the Argentine Civil Code).
SECTION 8.12 Waiver of Sovereign Immunity. The Borrower, in respect of itself, its property and assets, hereby irrevocably agrees that, to the extent that the Borrower or any of its property or assets may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States, Argentina or elsewhere, to enforce or collect upon the Term Loan, this Agreement or any other liability or obligation of the Borrower of any of its Subsidiaries related to or arising from the transactions contemplated by this Agreement, including without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower, for itself and on behalf of its Subsidiaries, hereby expressly waives any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States, Argentina or elsewhere.
SECTION 8.13 English Language. This Agreement and all other Loan Documents shall be in the English language, except as required by Argentine law (in which event certified English translations thereof shall be provided by the Borrower to the Lender). Except in connection with the enforcement thereof in Argentina as may be required by Argentine law, any non-English translation of any Loan Document shall have no legal validity. All documents, certificates, reports or notices to be delivered or communications to be given or made by any party hereto pursuant to the terms of any Loan Document shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation upon which the other parties hereto shall have the right to rely for all purposes of this Agreement and the other Loan Documents.
SECTION 8.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 8.15 Confidentiality. (a) The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b) Notwithstanding anything in this Agreement to the contrary, the Borrower and the Lender (and any of their respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the U.S. federal income tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GRUPO FINANCIERO GALICIA S.A., as the Borrower
By:	/s/ Pedro Richards
	Name:	Pedro Richards
	Title:	Authorized Signatory

MERRILL LYNCH INTERNATIONAL, as the Lender
By:	/s/ Robert Dinwiddle
	Name:	Robert Dinwiddle
	Title:	Authorized Signatory

EXHIBIT A
FORM OF MANDATE LETTER
July 24, 2007
Pedro A. Richards
Grupo Financiero Galicia S.A.
Tte. Gral. J.D. Perón 456, Piso 2
C1038AAJ Buenos Aires
Argentina
Dear Pedro,
1. Offering. Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its affiliates, “Merrill Lynch”) is pleased to have been granted the exclusive mandate to act as sole lead manager and/or sole global coordinator/underwriter/bookrunner in connection with any Offering (as defined below) during a period of two years from the date hereof (or as extended pursuant to and soley in accordance with Section 7 below). The term “Offering” means any offer and sale by Grupo Financiero Galicia S.A. (the “Company”) of common shares, preferred shares (which may be offered in the form of American depositary shares and or global depositary shares), bonds or notes of the Company, or common shares of Banco de Galicia y Buenos Aires S.A. (the “Bank”) owned by the Company in an aggregate amount of more than US$10 million (the “Securities). For the purposes of clarification, this letter agreement does not constitute, and should not be construed as, an agreement or commitment by or on behalf of Merrill Lynch with respect to the Offering or otherwise to underwrite, sell or purchase any securities or to enter into any other such transaction; it being agreed that Merrill Lynch may, in its sole judgment and discretion, determine at any time not to proceed with the Offering (in which case, Merrill Lynch shall terminate this letter agreement to the extent provided in, and in accordance with the provisions of, Section 7). Any such agreement will be made only by the execution by Merrill Lynch of an underwriting, securities purchase or other applicable type of agreement.
No other entity or person will participate in any Offering as manager, placement agent or initial purchaser without the mutual agreement of Merrill Lynch and the Company, and the Company agrees that Merrill Lynch may form a syndicate of investment banks reasonably acceptable to the Company to act as co-managers in connection with any Offering.
2. Fees and Expenses. The Company shall pay to Merrill Lynch the following fees and expenses:
(i)
Fees/Underwriting Discounts. Upon the closing of the Offering, the Company shall pay, or cause to be paid, to Merrill Lynch fees or underwriting discounts, calculated in respect of the aggregate gross amount of such Offering, in an amount equal to:

a.
If the Offering is an equity offering of the Company, or the sale of common shares of the Bank owned by the Company (as contemplated in the first paragraph hereof), 2.50% of such aggregate gross amount (the “Base Fee”) plus a discretionary fee of 1.00% of such aggregate gross amount (the “Discretionary Fee”). Merrill Lynch participation in the syndicate economics will be at least 80% of the Base Fee and 100% of the Discretionary Fee, if it were to be paid; or

b.	If the Offering is a debt offering:
i.	0.75% of such aggregate gross amount, for any senior debt, subordinated debt or convertible debt of the Company, with an original maturity equal to or less than 15 years;

ii.	1.50% of such aggregate gross amount, for any senior debt, subordinated debt or convertible debt of the Company, with an original maturity of more than 15 years but equal to or less than 30 years; and

iii.	2.00% of such aggregate gross amount, for any debt of the Company with an original maturity of over 30 years.

Exhibit A - 1

If, during the Term (as defined in Section 7), the Company conducts an Offering and Merrill Lynch is not designated as sole lead manager and/or sole global coordinator/underwriter/bookrunner in connection with such Offering, as contemplated hereunder, Merrill Lynch shall be entitled to receive, and you agree to pay or cause to be paid to Merrill Lynch, a fee upon the closing of such Offering equal to the fee that would have been paid to Merrill Lynch in respect to the Offering pursuant to the terms hereof.

(ii)
Reimbursement of Expenses. All reasonable costs and expenses associated with the Offering will be for the account of the Company, whether or not the Offering is consummated, and will be reimbursed promptly upon request to Merrill Lynch, subject to customary exclusions and fee caps to be agreed by the parties at the relevant underwriting or purchase agreement. These expenses may include, but will not be limited to, expenses relating to the preparations, printing and delivery of any offering materials and registration statement (if any) for the Offering, and trustee, depositary, fiscal agent, transfer agent or registrar’s fees, listing or filing fees, roadshow expenses, and the fees and expenses of accountants, rating agencies, and legal counsel to the Company, and the managers (if any).

(iii)
Payments in U.S. Dollars. The Company will pay to Merrill Lynch the fees and expenses referred to in this letter agreement and any other amounts due hereunder in U.S. dollars in same day funds through a money transfer to an account to be designated in writing by Merrill Lynch.

All fees and expenses should be payable to Merrill Lynch net of all applicable withholding and similar taxes (other than any withholding or taxes payable in respect of the net income, net profits or similar franchise taxes of Merrill Lynch).
3. Information. The Company shall furnish, or arrange to have furnished to, Merrill Lynch, all information that is required to be disclosed in any registration statement, prospectus, offering memorandum or other offering materials related to the Offering, or is material in the context of the Offering and all financial and other information concerning the Company that Merrill Lynch believes appropriate to its engagement (all such information so furnished being the “Information”). Merrill Lynch (a) will use and rely on the accuracy and completeness of the Information supplied or otherwise made available to Merrill Lynch by the Company, discussed with or reviewed by or for Merrill Lynch by the Company or publicly available without having any obligation to independently verify the same, (b) does not assume responsibility for the accuracy or completeness of the Information, and (c) with respect to any financial forecasts that may be furnished to or discussed with Merrill Lynch by the Company, will assume that they have been prepared in good faith and represent reasonable estimates and judgments of the Company’s management at the time prepared. The Company will notify Merrill Lynch promptly if any information previously provided becomes inaccurate or is required to be updated.
4. Indemnity. The Company agrees to the provisions with respect to the indemnification of Merrill Lynch and the other matters set forth in Annex A. Annex A is incorporated by reference in its entirety into this letter agreement.
5. Independent Contractors. In its capacity hereunder, Merrill Lynch shall act as independent contractor, and any duties of Merrill Lynch arising out of its engagement pursuant to this letter agreement shall be owed solely to the Company.
6. Public Announcements: Merrill Lynch may, after consummation of the Offering, and after such Offering has been made public or communicated to the relevant authorities by the Company, at its option and expense, place an announcement in such newspapers, periodicals and electronic media as it may choose, stating that Merrill Lynch has acted as the lead manager and sole underwriter/bookrunner to the Company in connection with any Offering. The Company agrees that except as required by applicable law or regulation or any governmental agency or authority, any reference to Merrill Lynch or the fees payable to Merrill Lynch in any offering circular, registration statement or other disclosure document, or in any press release or other document or communication, is subject to prior approval by Merrill Lynch.
7. Term and Termination. The appointment of Merrill Lynch hereunder may be terminated by Merrill Lynch at any time upon written notice thereof to that effect, and by the Company only for “cause” upon written notice to that effect to Merrill Lynch. In all cases this agreement shall expire on July 24, 2009 (with the period from the date hereof to July 24, 2009 hereunder referred to as the “Term”), provided however that if the term loan to be provided by Merrill Lynch to the Company on or about July 26, 2007 (the “Term Loan”) is repaid by any means other than an equity offering led by Merrill Lynch, the Term of this letter agreement shall be extended for two additional years from the date the Term Loan is repaid in full. For purposes of this letter agreement, the Company shall have “cause” to terminate Merrill Lynch’s engagement under this letter agreement solely if Merrill Lynch is negligent or acts with willful misconduct in the performance of its obligations hereunder. It being understood that the provisions of Sections 2 (Fees and Expenses), 4 (Indemnity), 7 (Term and Termination), and 9 (Miscellaneous) shall survive any termination of this letter agreement.

Exhibit A - 2

8. Acknowledgements. Merrill Lynch is not, and does not hold itself out to be, an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. The Company shall each consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the risks, benefits and suitability of the transactions contemplated by this letter agreement, and Merrill Lynch shall have no responsibility or liability to the Company with respect thereto.
9. Miscellaneous. No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each party to be bound thereby. This letter agreement shall inure to the benefit of and be binding on the Company, Merrill Lynch and their respective successors.
In case any provision of this letter agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this letter agreement shall not in any way be affected or impaired thereby.
This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.
Each of Merrill Lynch and the Company waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this letter agreement.
Each party hereto waives to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, attachment (both before and after judgment and execution to which it might otherwise be entitled in any action or proceeding in courts of any country or jurisdiction, relating in any way to this letter agreement or the Offering and agrees that it will not raise, claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding.
Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Merrill Lynch the enclosed duplicate copy of this letter agreement.
Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:
Name:
Title:

Accepted and Agreed
to as of the date first
written above
GRUPO FINANCIERO GALICIA S.A.

By:

Name:
Title:

Exhibit A - 3

ANNEX A
The Company agrees to indemnify and hold harmless Merrill Lynch, and its directors, officers, employees, agents and controlling persons (Merrill Lynch and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities and reasonable expenses, joint or several, to which such Indemnified Party may become subject under any applicable law or otherwise, and related to, arising out of or in connection with any matters contemplated hereby, and will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred by an Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. The Company will not be liable for any of the losses, claims, damages, liabilities and expenses contemplated above to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from Merrill Lynch’s bad faith, willful misconduct or gross negligence; provided, however, that the Company shall not be required to indemnify Merrill Lynch for any expense previously paid by the Company pursuant to Section 2 of this letter agreement. No Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to, arising out of or in connection with, the engagement of Merrill Lynch pursuant to, or the performance by Merrill Lynch of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage or liability is found in a final judgment by a court of competent jurisdiction to have resulted from Merrill Lynch’s bad faith, willful misconduct or gross negligence. The Company shall not be required to reimburse any Indemnified Party for any consequential or indirect losses or damages or for any loss of opportunity, loss of profits or loss of income.
The Company agrees that, without Merrill Lynch’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this letter agreement (whether or not Merrill Lynch or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.
The Company agrees to indemnify Merrill Lynch against any loss incurred by Merrill Lynch as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which Merrill Lynch is able to purchase United States dollars with the amount of the Judgment Currency actually received by Merrill Lynch acting promptly following such receipt. The foregoing indemnity shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any reasonable premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

Exhibit A - 4

EXHIBIT B
FORM OF CLOSING CERTIFICATE
GRUPO FINANCIERO GALICIA S.A.
July 24, 2007
(a) Reference is hereby made to that certain Loan Agreement dated as of July 24, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) between GRUPO FINANCIERO GALICIA S.A., a sociedad anónima organized under the laws of the Republic of Argentina (the “Borrower”) and MERRILL LYNCH INTERNATIONAL, as Lender. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.
The undersigned [name of officer], [title] of the Borrower, solely in his capacity as [title] of the Borrower and not individually, hereby certifies as follows:
(b) The representations and warranties made by the Borrower in each of the Loan Documents, in each case as they relate to the Borrower on the date hereof, are true and correct in all material respects on and as of the date hereof and immediately after giving effect to the application of the proceeds disbursed under the Loan Agreement with the same force and effect as if made on and as of such date (except for any representations and warranties that are made as of a specified date, in which case, such representation and warranty shall be true and correct in all material respects as of such specified date);
(c) No Default or Event of Default has occurred and is continuing as of the date hereof;
(d) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Argentina;
(e) Attached hereto as Exhibit A is a true, complete and correct copy of the resolution(s) duly adopted by the Board of Directors of the Borrower on July •, 2007 authorizing (i) the execution, delivery and performance by the Borrower of the Loan Documents (and any agreements relating thereto) to which it is a party and (ii) the extensions of credit contemplated by the Loan Agreement; such resolution(s) have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect, and have been duly and validly passed at properly convened meetings in accordance with the applicable law, the Borrower’s by-laws and other rules and requirements applicable thereto, duly qualified quorums and majorities of members voted in favor of such resolution(s); and such resolution(s) are the only corporate proceedings of the Borrower now in force relating to or affecting the matters referred to therein and are true and correct copies of the Power(s) of Attorney, dated July •, 2007, granted to the persons authorized to execute the Loan Documents on behalf of the Borrower pursuant to the resolution(s) of the Board of Directors of the Borrower referred to in (1) above; in each case of (1) and (2)notarized by an Argentine notary public. Such resolution(s) and Power of Attorney have not in any way been amended, anulled, revoked, modified or rescinded since their adoption and remain in full force and effect on the date hereof.

Exhibit B - 1

(f) Attached hereto as Exhibit B is a true and complete copy of the by-laws (estatutos sociales) of the Borrower, as registered with the Public Registry of Commerce of the City of Buenos Aires (Inspección General de Justicia) on •, together with all amendments thereto adopted through the date hereof and, in each case, together with the registration certificates issued by the Public Registry of Commerce (collectively, the “Constitutive Documents”). The Constitutive Documents are in full force and effect on the date hereof, have not, as of the date hereof, been further amended and the shareholders of the Borrower have not, as of the date hereof, passed, confirmed or consented to any other amendments to, or modifications of, the Constitutive Documents.
(g) Each of the persons who, as attorney-in-fact of the Borrower, executed and delivered each of the Loan Documents on behalf of the Borrower is now and was at the respective times of such signing or delivery, a duly appointed and acting attorney-in-fact of the Borrower, and a specimen of the genuine signatures of each such person appears in Exhibit C attached hereto.

Exhibit B - 2

EXHIBIT C
FORM OF OPINION OF U.S. COUNSEL TO THE BORROWER
July 24, 2007
Merrill Lynch International
Treasury Building
Lower Grand Canal Street
Dublin 2
Telecopy: 44 (0) 207 106 6302
as Lender in respect of
the Loan Agreement
referred to below
Ladies and Gentlemen:
We have acted as special United States counsel to GRUPO FINANCIERO GALICIA S.A. (“Borrower”), a sociedad anónima organized under the laws of the Republic of Argentina, in connection with that certain Loan Agreement, dated as of July 24, 2007 (the “Loan Agreement”), entered into between the Borrower and Merrill Lynch International, as Lender. This opinion letter is delivered to each of you pursuant to Section 4.1(7) of the Loan Agreement. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Loan Agreement.
In so acting, we have examined originals (or copies thereof, certified to our satisfaction) of the Loan Agreement, such certificates of public officials and certificates of officers of the Borrower, such corporate documents and records of the Borrower, together with such other documents, records and papers as we have deemed relevant to give the opinions hereinafter set forth.
In our examination, we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies. In addition, we have relied upon certificates of governmental officials and appropriate representatives of the Borrower and upon representations made in or pursuant to the Loan Agreement with respect to the accuracy of factual matters contained therein that were not independently established.
In rendering the opinions expressed below, we have also assumed that:
(i)
all authorizations, approvals or consents of, and all filings or registrations with, any governmental or regulatory authority or agency required under any law (other than, and only as to, the Borrower, the laws of the State of New York and the federal laws of the United States) for the execution, delivery and performance of the Loan Agreement and any other Loan Document have been obtained or effected and are in full force and effect;

(ii)
the Loan Agreement and each of the other Loan Documents (a) have been duly authorized, executed and delivered by, and (b) constitute the legal, valid, binding and enforceable obligations of, all of the parties thereto under all applicable law (except, with respect to the assumption set forth in clause (b) herein to the extent (and only to the extent) set forth in the opinions below as to the Borrower with regard to the federal laws of the United States and the laws of the State of New York);

Exhibit C - 1

(iii)	all signatories to the Loan Agreement and each of the other Loan Documents have been duly authorized;

(iv)
each of the parties to the Loan Agreement and any other Loan Document is duly organized and validly existing under the laws of its respective jurisdiction of incorporation or organization and has the corporate power and authority to execute, deliver and perform its obligations under the Loan Agreement and each of the other Loan Documents;

(v)
the execution, delivery and performance by the Borrower of the Loan Agreement and each other Loan Document does not (x) contravene the Borrower’s estatuto social (bylaws) or similar organizational documents or (y) violate, or require the consent not obtained under, any agreement or instrument applicable to or binding upon the Borrower;

(vi)	the Borrower is not an “investment company” as defined in the U.S. Investment Borrower Act of 1940, as amended; and

(vii)
for purposes of our opinions set forth below that, with respect to each party to the Loan Agreement and each of the other Loan Documents, each party is in compliance with all laws and regulations pertaining to the regulation of banks, trustees, fiduciaries or other financial institutions or affiliates of any thereof.

Based upon and subject to the foregoing and subject also to the qualifications and limitations set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:
1. The Loan Agreement constitutes the valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, fraudulent conveyance or transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless whether considered in a proceeding of equity or law).
2. No consent, approval, authorization or order of any U.S. federal or New York state court or governmental agency or regulatory body is required for the execution and delivery by the Borrower of the Loan Agreement, the consummation of the financing contemplated by the Loan Agreement or the performance by the Borrower of its payment obligations in respect of the Term Loan.
3. The execution and delivery by the Borrower of the Loan Agreement, or the compliance by it with the terms and provisions thereof will not result in a breach or violation of, or constitute a default under, any U.S. federal or New York state law or any rule or regulation thereunder that in our experience is normally applicable to general business corporations in relation to the financings contemplated by the Loan Agreement.
4. Under the laws of the State of New York relating to submission of jurisdiction, the Borrower has, pursuant to the Loan Agreement, validly and irrevocably submitted to the non-exclusive jurisdiction of any state or federal court in the County of New York, State of New York, United States of America, in connection with any proceeding arising out of or related to the Loan Agreement. The Borrower has validly appointed CT Corporation, located at 111 Eighth Avenue, New York, NY 10011, U.S.A., as its authorized agent for the purposes described in the Loan Agreement, and service of process effected on such agent in the manner set forth in the Loan Agreement will be effective to confer valid personal jurisdiction over the Borrower in any such action.
Our opinions are subject to the following qualifications:

Exhibit C - 2

We do not express or purport to express any opinion with respect to, or to the effect of any, laws other than the laws of the state of New York and the federal laws of the United States. Accordingly, as to all matters governed by the laws of Argentina involved in our opinion and the other matters set forth above, we have relied, without independent investigation, upon the opinions of [the law firm of [_____]], dated the date hereof, a copy of which is being delivered to each of you concurrently herewith.
(a) We express no opinion as to (i) the legal or regulatory status or the nature of the business of any party to the Loan Agreement or the transactions contemplated thereby, or (ii) the validity, binding effect or enforceability of any indemnification or limitation of liability under the Loan Agreement, to the extent that such indemnification or limitation of liability involves gross negligence, recklessness or willful or unlawful conduct, or contravenes any law or public policy.
(b) We call to your attention that courts located in New York could decline to hear a case on grounds of forum non-conveniens and we express no opinion as to any waiver of rights to assert the applicability of forum non-conveniens doctrine.
(c) We call to your attention that (i) effective enforcement of a claim denominated in foreign currency may be limited by requirements that the claim (or a judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a specified date and (ii) we express no opinion as to whether a federal or state court would award a judgment in a currency other than U.S. dollars.
(d) Our opinion with respect to the enforceability of the choice of law provisions in the Loan Agreement is rendered in reliance upon the Act of July 19, 1984, ch. 421, 1984 McKinney’s Sess. Law of N.Y. 1406 (codified as N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 1989) and N.Y. CPLR 327(b) (McKinney (1990)) and is subject to the qualifications that their enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought. Furthermore, we note that if a state has no, or only an insignificant, contact with the parties and the transaction, the application of its laws to such transaction may raise constitutional issues.
(e) We express no opinion as to the submission by the Borrower contained in the Loan Agreement to the jurisdiction of any court other than the Supreme Court of the State of New York, New York County.
(f) We call to your attention that, in view of the Borrower being a non-U.S. person, the foregoing opinions are qualified by the possible judicial application, for reasons of comity or otherwise, of foreign laws or governmental actions affecting the enforecement of creditors’ rights.
We assume no obligation to advise any of you of any changes that may occur subsequent to the date of this opinion.
This opinion letter is provided to you in our capacity as special United States counsel to the Borrower and is solely for your benefit. This opinion letter may not be relied upon by any other Person for any purpose without, in each instance, our prior written consent.
Very truly yours,

Exhibit C - 3

EXHIBIT D
FORM OF OPINION OF ARGENTINE COUNSEL TO THE BORROWER
July 24, 2007
Merrill Lynch International
Treasury Building
Lower Grand Canal Street
Dublin 2
Telecopy: 44 (0) 207 106 6302
as Lender in respect of
the Loan Agreement
referred to below
Ladies and Gentlemen:
We have acted as special argentine counsel to GRUPO FINANCIERO GALICIA S.A. (“Borrower”), a sociedad anónima organized under the laws of the Republic of Argentina (“Argentina”, in connection with that certain Loan Agreement, dated as of July 23, 2007 (the “Loan Agreement”), entered into between the Borrower and Merrill Lynch International, as Lender. This opinion letter is delivered to you pursuant to Section 4.1(6) of the Loan Agreement. All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Loan Agreement.
For the purpose of furnishing this letter, we have examined and/or relied upon copies of the following documents:
a.	an executed copy of each of the Loan Agreement and the Argentine Notes;

b.	a certified copy of the by-laws, in force as of the date hereof, of the Borrower,

c.	an executed copy of the Borrower’s minutes of the Board of Directors, dated as of [23 July 2007], which approved the Loan Agreement and each of the Loan Documents; and

d.
originals, photostatic copies or copies authenticated to our satisfaction of such documents, agreements and instruments and such matters of law as we have deemed necessary or appropriate in connection with the opinions hereinafter expressed.

We have not made any investigation of the laws of any jurisdiction other than Argentina and this letter is furnished solely in respect of the matters of Argentine laws as at the date hereof and not in respect of any other law. In particular we have made no independent investigation of the laws of the State of New York and we do not express or imply any opinion on such laws.
In our examination, and in rendering the opinions expressed below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies, the due authority of the parties thereto (other than the Borrower) and the validity and enforceability of such documents executed under the law of any jurisdiction other than Argentina.
Based on the above assumptions and subject to the qualifications set out below, we are of the opinion that:
(i) The Borrower has been duly incorporated and is validly existing and in good standing as a sociedad anónima organized under the laws of the Republic of Argentina, with full power and authority to conduct its business as described in the Loan Agreement and has legal capacity and, the Board has all requisite corporate power and authority, to execute, deliver and perform its obligations under each loan document;

Exhibit D - 1

(ii) Each Significant Subsidiary has been duly incorporated and is validly existing and in good standing organized under the laws of the Republic of Argentina with full power and authority to conduct its business as described in the Loan Agreement or any other Loan Document;
(iii) Each of the Loan Documents to which the Borrower is a party has been duly authorized, executed and delivered by the Borrower and constitutes legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms;
(iv) Each of the Loan Documents is in proper legal form under the laws of Argentina for the enforcement thereof in accordance with its terms against the Borrower in Argentina (assuming, in the case of the documents governed by the laws of the State of New York, their validity and enforceability in accordance with their terms under such laws), and to ensure the legality, validity, enforceability and admissibility in evidence of each Loan Document in Argentina, it is not necessary that any such Loan Document be filed or recorded with any court or other governmental authority in Argentina or that any stamp, registration or similar transaction tax be paid on or in respect of any such Loan Document to any governmental authority in Argentina, provided however, that documents in English are translated into Spanish by a Public Translator admitted in Argentina;
(v) No consent, approval, authorization or order of, or filing with, any Argentine governmental agency or regulatory commission, board, authority, agency, body or court is required for the execution and delivery or performance of the Loan Documents and the consummation or enforcement of the transactions contemplated therein , provided however that the foreign exchange regulations and registrations, as set forth in Section 3.4 of the Loan Agreement have to be complied with;
(vi) The execution, delivery and performance of the Loan Agreement, the Argentine Notes or any other Loan Document will not result in a breach or violation by the Borrower or any Significant Subsidiary of any of the terms and provisions of, or constitute a default under, (a) any Argentine statute, any rule, regulation or order of any Argentine governmental agency or body or any court having jurisdiction over the Borrower or any of its properties, (b) any agreement or instrument to which the Borrower or any Significant Subsidiary is a party or (c) the by-laws or equivalent constitutive documents of the Borrower or any Significant Subsidiary;
(vii) The Argentine Notes, executed or to be executed by the Borrower, meet or will meet, as the case may be, the requirements to be considered as pagarés in accordance with Argentine Decree No.5965/63 and, consequently, summary executory proceedings (juicio ejecutivo) may be brought before judicial courts in Argentina in respect thereof in the event the Borrower fails to perform its payment obligations in accordance with the terms provided thereunder.
(viii) No stamp, issue, registration, documentary or other similar taxes and duties, and no other capital gains, income, withholding or other taxes are payable in Argentina on or in connection with the execution, delivery or performance of the Loan Agreement, or on any payment to be made by the Borrower to the Lender under the Loan Agreement, except that (a) all payments of interest made by the Borrower are subject to withholding on account of Argentine Income Tax at different rates, which, in the case of the Lender, in accordance with the Double Taxation Treaty between Argentina and the United Kingdom, as long as the Lender is subject to it, is 12%, provided that the requirements set forth under General Resolution 3497, as amended, are met; and (b) all payments, including payments of principal and of interest, if made into a bank account in Argentina, are subject to the tax on debits and credits.

Exhibit D - 2

(ix) The choice of laws of the State of New York as the governing law of the Loan Agreement is a valid choice of law under the laws of Argentina, and the Argentine courts will recognize the choice of New York state law as the governing law of the Loan Agreement;
(x) The Borrower has the power to submit, and has legally, validly, effectively and irrevocably submitted, to the non-exclusive jurisdiction of any New York court, and has the power to designate, and has appointed and empowered CT Corporation, located at 111 Eighth Avenue, New York, NY 10011, U.S.A., as its agent for service of process (the “Authorized Agent”) in any suit or proceeding based on or arising under the Loan Agreement in any New York court; the irrevocable submission of the Borrower to the non-exclusive jurisdiction of the New York courts and the waivers by it of any immunity and any objection to the venue of the proceeding in a New York court in the Loan Agreement is legal, valid and binding under the laws of Argentina and we have no reason to believe that the courts of Argentina would not give effect to the submission and waivers; service of process in the manner set forth in the Loan Agreement will be effective to confer valid personal jurisdiction over the Borrower under the laws of Argentina; and the courts in Argentina will recognize as valid and final, and will enforce any final and conclusive judgment against the Borrower obtained in a New York court arising out of or in relation to the obligations of the Borrower under the Loan Agreement;
(xi) Neither the Borrower nor any Significant Subsidiary is (a) in violation of its by-laws or equivalent constitutive documents, (b) is in default in any material respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any material term, covenant or condition contained in any agreement or instrument governed to which it is a party or by which it is bound or to which any of its property or assets is subject, or (c) is in violation of any Argentine statute, any rule, regulation or order of any Argentine governmental agency or body or any court having jurisdiction over it or any of its property or assets, except, in the case of clause (c) above, for such violations which would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;
(xii) Neither the Borrower nor any Significant Subsidiary is the object of any ongoing bankruptcy, insolvency, liquidation, reorganization, “concurso preventivo” or other related insolvency proceeding (including out-of-court agreements and “acuerdos preventivos extrajudiciales") in any court of any jurisdiction in which their ownership, lease or operation of property or the conduct of its business are located, nor have they petitioned or sought consent for a plan of reorganization, receivership or liquidation; and
(xiii) As of the date hereof, the Argentine Central Bank has not ordered any temporary, total or partial suspension of the activities of Banco de Galicia y Buenos Aires S.A. pursuant to Article 49 of the charter of the Argentine Central Bank or a reorganization of Banco de Galicia y Buenos Aires S.A. pursuant to Article 35bis of Argentine Law No. 21,526, as amended, or a “plan de regularización y saneamiento” of Banco de Galicia y Buenos Aires S.A. pursuant to Article 34 of Argentine Law No. 21,526, as amended.
In rendering our opinion as to the matters of fact, we rely on certificates of responsible officers of the Borrower and on representations made by the Borrower.
This letter is being furnished by us, as Argentine counsel to the Borrower, solely for your benefit in connection with the Loan Agreement, and is not to be used, circulated, quoted, relied upon or otherwise referred to for any purpose or by any other person.
Very truly yours,

Exhibit D - 3

EXHIBIT E-1
FORM OF ARGENTINE NOTE
Ciudad de Buenos Aires, [__] de [__] de 2007.
Por U$S [____].-
POR VALOR RECIBIDO, GRUPO FINANCIERO GALICIA S.A. (el “Librador”), con domicilio en [_____], Ciudad de Buenos Aires, República Argentina (“Argentina”), pagará incondicionalmente a [Name of Lender], en sus oficinas sitas en [_____], sin protesto, no a la orden y a la vista la suma de U$S [_____] (dólares estadounidenses billete [_____]). Dicho pago se realizará indefectiblemente en dólares estadounidenses billete (cláusula de pago efectivo en moneda extranjera, artículo 44, tercer párrafo, del decreto-ley 5.965/63 de la Argentina).
En caso de falta de pago a la fecha de presentación de este Pagaré, el Librador incurrirá en mora de pleno derecho, sin necesidad de interpelación previa alguna, y el monto adeudado bajo el presente Pagaré devengará un interés punitorio del [_____]% ([por ciento]) nominal anual hasta la fecha del efectivo pago.
En caso de mora, los intereses punitorios se capitalizarán mensualmente y serán considerados a partir de dicha capitalización como capital a todos los efectos que pudieran corresponder.
Se deja ampliado el plazo para la presentación de este Pagaré para su pago a [_____(__)] años desde la fecha del libramiento del presente. El presente Pagaré sólo se considerará pagado cuando el tenedor reciba en el lugar de pago previsto en el presente la suma de dólares estadounidenses billete arriba señalada. El Librador renuncia en forma incondicional e irrevocable a invocar la teoría de la imprevisión y onerosidad sobreviniente (Artículo 1198, párrafo segundo, del Código Civil de la Argentina).
Todos los montos adeudados en virtud del presente Pagaré serán pagados libres de, y sin deducciones por, impuestos, tasas, gastos, derechos, y/o retenciones, presente o futuros, de cualquier naturaleza o tipo, sean éstos de jurisdicción nacional o provincial de la Argentina, o impuestos cobrados por cualquier autoridad impositiva de la Argentina. En caso de ser aplicable algún impuesto, tasa, cargo, gasto, derecho y/o retención de la índole mencionada, éste será pagado exclusivamente por el Librador.
El presente Pagaré se regirá y deberá ser interpretado por las leyes de la República Argentina. A todos los efectos derivados del presente Pagaré, el Librador se somete irrevocable, firme e incondicionalmente a la jurisdicción y competencia de los Tribunales Ordinarios en lo Comercial de la Ciudad de Buenos Aires, renunciando a cualquier otro fuero o jurisdicción que pudiera corresponder. El Librador renuncia a oponer la excepción de arraigo prevista en el Artículo 348 del Código Procesal Civil y Comercial de la Nación
A efectos de la notificación de cualquier acción o reclamo iniciado por el tenedor contra el Librador con motivo de este Pagaré, su validez, interpretación, cumplimiento y/o incumplimiento, y para cualesquiera otros efectos derivados de este Pagaré, el Librador constituye domicilio en [_____], Ciudad de Buenos Aires, Argentina.
Por GRUPO FINANCIERO GALICIA S.A.
Nombre:
Cargo:
Nombre:
Cargo:

Exhibit E-1 - 1

Translation for Informational Purposes Only
City of Buenos Aires, [______].
US$ [______]
FOR VALUE RECEIVED, GRUPO FINANCIERO GALICIA S.A. (the “Issuer”), domiciled at [_____], City of Buenos Aires, Argentina shall unconditionally pay to [_____], upon demand, not to the order (second paragraph of Article 12 of Decree-Law No. 5965/63 of the Republic of Argentina) and without protest, at its offices located at [_____], the principal amount of US$ [_____] (US Dollar bills [_____]), which payment shall only be made in US Dollar bills (clause of payment in foreign currency, article 44, third paragraph of Decree 5,965/63).
Upon failure to make payment on the date of presentment of this Note, the Issuer will incur in default and the amount payable hereunder shall accrue default interest at a rate of [_____]% ([_____] per cent) per annum to the date of actual payment. In the event of default, default interest shall be capitalized on a monthly basis and shall thereafter become principal amount for all purposes as may apply.
Presentment of this Note for payment is extended to [_____(_____)] from the date of issuance hereof. This Note shall not be deemed paid unless the holder hereof shall have received at the place for payment specified herein the amount of US Dollars first above mentioned. The Issuer hereby unconditionally and irrevocably waives the right to plead the theory of unforseeability and subsequent overwhelming hardship.(Section 1198, second paragraph, Argentine Civil Code).
All amounts due hereunder shall be paid free and clear of, and without any deduction for, any Argentine present or future tax, assessment, expense, duty, and/or withholding whatsoever, whether federal or provincial, or any tax levied by any Argentine tax authority. If any such tax, assessment, charge, expense and/or withholding should apply, it shall be borne exclusively by the Issuer.
This Note shall be governed by, and construed in accordance with, the law of Argentina. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Commercial Courts of the City of Buenos Aires and hereby irrevocably and unconditionally waives any right it may have to submit to any other jurisdiction. The Issuer hereby waives the benefit to request the posting of security for litigation costs or otherwise the posting of a performance bond or guaranty (“cautio judicatum solvi” or “excepción de arraigo”).
For purposes of giving notice of any action or claimed filed by the holder against the Issuer in connection with this Note, its validity, construance, performance, and/or default, and for any other purpose arising hereunder, the Issuer establishes its domicile at [_____] City of Buenos Aires, Argentina.
By GRUPO FINANCIERO GALICIA S.A.
Name:
Title:
Name:
Title:

Exhibit E-1 - 2

EXHIBIT E-2
FORM OF U.S. NOTE

US$[_____]	Dated: _____
New York, New York
FOR VALUE RECEIVED, the undersigned, GRUPO FINANCIERO GALICIA S.A., a sociedad anónima organized under the laws of the Republic of Argentina (the “Borrower”), HEREBY PROMISES TO PAY to the order of [_____], as Lender (the “Lender”) for the account of its Lending Office (as defined in the Agreement referred to below), the principal amount of US$[_____] pursuant to the terms of the Loan Agreement dated as of July •, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined).
The Borrower promises to pay interest on the unpaid principal amount of the Lender’s Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Agreement.
Both principal and interest are payable in lawful money of the United States of America to [_____], as Lender. The amount of the Loan owing to the Lender by the Borrower from time to time and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this U.S. Note; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this U.S. Note.
This U.S. Note is one of the Notes referred to in, and is entitled to the benefits of, the Agreement. The Agreement, among other things, (i) provides for the Loan to be deemed to have been made by the Lender to the Borrower in an amount not to exceed the U.S. Dollar amount above mentioned, the indebtedness of the Borrower resulting from such Loan being evidenced by this U.S. Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.
The Borrower waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
This U.S. Note shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E-2 - 1

IN WITNESS WHEREOF, the Borrower has caused this U.S. Note to be duly executed and delivered as of the date and year first above written.

GRUPO FINANCIERO GALICIA S.A.
By:
Name:
Title:

By:
Name:
Title:

Exhibit E-2 - 2

EXHIBIT F
FORM OF DRAWDOWN NOTICE

From:	Grupo Financiero Galicia S.A. (“Borrower”)

To:	Merrill Lynch International (“Lender”)

Dated:	July 24, 2007
US$80,000,000 Loan Agreement, dated as of July 24, 2007, between the Borrower and the Lender
(the “Loan Agreement”)
Dear Sirs,
1.
We hereby make reference to the Loan Agreement. This is the notice contemplated in Section 2.3 of the Loan Agreement (this “Drawdown Notice”). Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to such terms in the Loan Agreement.

2.	We wish to borrow the Term Loan on the following terms:
Proposed Drawdown Date: July 26, 2007
Currency of Term Loan: Dollars
Amount: US$80,000,000
3.	We confirm that each condition specified in clause 4.1 (Conditions to Closing Date) will be satisfied as of the Drawdown Date.

4.	The proceeds of the Term Loan should be credited as follows: Account #: 2000192005801, Account Name: Banco Galicia Tesorería, Bank: Wachovia Bank N.A. NY, Swift Code: PNBPUS3NNYC.

5.	This Drawdown Notice is irrevocable.
Yours faithfully

By:
Name:
Title:

By:
Name:
Title:

Exhibit F - 1

EXHIBIT G
FORM OF ASSIGNMENT AND ASSUMPTION
Reference is made to that certain Loan Agreement dated as of July •, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) between GRUPO FINANCIERO GALICIA S.A., a sociedad anónima organized under the laws of the Republic of Argentina (the “Borrower”) and MERRILL LYNCH INTERNATIONAL (the “Lender”).
The “Assignor” referred to on Schedule 1 hereto (the “Assignor”) and the “Assignee” referred to on Schedule 1 hereto (the “Assignee”) to this assignment and acceptance (the “Assignment and Acceptance”) agree with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:
1. The Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to the Assignee listed immediately below such Assignor on Schedule 1, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to such Assignor’s rights and obligations under the Loan Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto for the Assignor and Assignee of all outstanding rights and obligations under the Loan Agreement. After giving effect to such sale and assignment, the amount of the Term Loan owing to the Assignee will be as set forth on Schedule 1 hereto.
2. The Assignor (i) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (iv) attaches hereto the Note or Notes held by the Assignor and requests that the Borrower exchange such Note or Notes for a new Note or Notes payable to the order of the Assignee listed immediately below the Assignor on Schedule 1 in an amount equal to the Term Loan assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Term Loan retained by the Assignor under the Loan Agreement, respectively, as specify on Schedule 1 hereto .
3. The Assignee (i) confirms that it has received a copy of the Loan Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (ii) agrees that it will, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iii) represents and warrants that its name set forth on Schedule 1 hereto is its legal name; (iv) represents and warrants that it is (x) a “Qualified Institutional Buyer”, as defined in Rule 144A under the Securities Act of 1933, as amended, and a “Qualified Purchaser,” as defined under Section 2(a)(51) of the Investment Company Act of 1940, as amended, or (y) is not a U.S. Person; and (v) agrees that it will perform, in accordance with their terms, all of the obligations that by the terms of the Loan Agreement are required to be performed by it as a Lender.
4. The effective date of this Assignment and Assumption shall be [_____] •, 20[_____] (the “Effective Date”).

Exhibit G - 1

5. Upon such execution and receipt by the Borrower of a fully executed Assignment and Assumption, as of the Effective Date, (i) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Loan Documents (other than its rights and obligations under the Loan Documents that are specified under Section 8.4 of the Loan Agreement and any other provision of the terms of such Loan Documents to survive the payment in full of the obligations under the Loan Documents or the termination of such Loan Document, in each case to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Assumption) and, if this Assignment and Assumption covers all of the remaining portion of the rights and obligations of the Assignor under the Loan Agreement, the Assignor shall cease to be a party thereto (other than its rights and obligations under the Loan Documents that are specified under Section 8.4 of the Loan Agreement and any other provision of the terms of such Loan Documents to survive the payment in full of the obligations under the Loan Documents or the termination of such Loan Documents, in each case to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Assumption).
6. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.
7. This Assignment and Assumption may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Assumption by telecopier shall be effective as delivery of an original executed counterpart of this Assignment and Assumption.
IN WITNESS WHEREOF, the Assignor and the Assignee have caused schedule 1 to this Assignment and Assumption to be executed by their officers thereunto duly authorized as of the date specified thereon.
Effective Date: _________ __, ____

Assignor	Assignee

______________________, as Assignor	______________________, as Assignee
[Type or print legal name of Assignor]	[Type or print legal name of Assignee

By: ____________________________	By: ____________________________
Title:	Title:
Name:	Name:

Dated: _________ __, ____	Dated: _________ __, ____

Consented To:
GRUPO FINANCIERO GALICIA S.A.

By: ____________________________
Name:
Title:

Exhibit G - 2

Schedule 1
Effective Date:  _______________
Assignor:  _______________
Assignee:  _______________
Amount of the Term Loan assigned to the Assignee:  _______________
Percentage of the Term Loan assigned to the Assignee:  _______________
Amount of the Term Loan retained by the Assignor:  _______________
Percentage of the Term Loan retained by the Assignor:  _______________

Exhibit G - 3

SCHEDULE 3.17
INDEBTEDNESS

Salaries and social security liabilities	388,000.38
Tax liabilities
- Provision for income tax	5.041.267.97
- Provision for tax on personal assets	1,767,000.00
- Others	76,245.08
Others liabilities
- Sundry creditors $	32,523.43
- Sundry creditors US$	80,630.27
- Provision for expenses $	651,544.74
- Provision for expenses US$	889,521.47
- Others	9,000.00

Total	8,935,733.34

Schedule 3.17 - 1